AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 6, 2006

REGISTRATION NO. 333-132572

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SIMON PROPERTY GROUP, L.P.

(Exact name of registrant as specified in its charter)

Delaware	6798	34-1755769
(State or other jurisdiction of	(Primary standard industrial	(I.R.S. Employer Identification
incorporation or organization)	classification code number)	Number)

National City Center
115 West Washington Street, Suite 15 East
Indianapolis, Indiana 46204
(317) 636-1600

(Name, address, including zip code, and telephone number, including area code, of the Registrant’s Principal Executive Offices)

James M. Barkley, Esq.
General Counsel
National City Center
115 West Washington Street, Suite 15 East
Indianapolis, Indiana 46204
(317) 636-1600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Worrell, Esq.
Baker & Daniels LLP
300 North Meridian Street, Suite 2700
Indianapolis, Indiana 46204
(317) 237-0300

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

OFFER TO EXCHANGE UP TO
$1,100,000,000 OF

$500,000,000 5.375% EXCHANGE NOTES DUE 2011 AND
$600,000,000 5.75% EXCHANGE NOTES DUE 2015

FOR ANY AND ALL OUTSTANDING
$500,000,000 5.375% NOTES DUE 2011 AND
$600,000,000 5.75% NOTES DUE 2015

OF

Simon Property Group, L.P.

The exchange offer will expire
at 5:00 p.m., New York City time,
on May 11, 2006, unless extended

We are offering to exchange up to $1,100,000,000 aggregate principal amount of our exchange notes for any and all outstanding notes of two series that we issued in a private offering on November 15, 2005. The terms of the exchange notes are identical in all material respects to the terms of the corresponding series of unregistered notes, except that the exchange notes have been registered under the Securities Act, and that transfer restrictions, registration rights and provisions regarding additional interest relating to the unregistered notes do not apply to the exchange notes. We will not receive any proceeds from the exchange offer.

To exchange your unregistered notes for exchange notes:

•       you must make the representations described on page 23 to us,

•       you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, JPMorgan Chase Bank, N.A. by 5:00 p.m., New York time, on May 11, 2006, and

•       you should read the section called “The Exchange Offer” that begins on page 18 for further information on how to exchange your unregistered notes for exchange notes.

If you tender unregistered notes, you may withdraw your tender at any time prior to the expiration of the exchange offer. We will exchange all notes that you validly tender and do not validly withdraw before such expiration.

This prospectus, together with the letter of transmittal is being sent to all registered holders of unregistered notes as of April 6, 2006.

INVESTING IN THE NOTES INVOLVES RISKS THAT ARE DESCRIBED IN “RISK FACTORS” BEGINNING ON PAGE 10.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS APRIL 11, 2006.

AVAILABLE INFORMATION

In this prospectus, “Operating Partnership,” and the terms “we,” “us” and “our” refer to Simon Property Group, L.P., and all entities owned or controlled by it. “Simon Property” refers to Simon Property Group, Inc.

We and Simon Property file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available on the Internet at the Securities and Exchange Commission’s web site at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the Public Reference Room.

This prospectus is part of a registration statement filed by us with the Securities and Exchange Commission under the Securities Act. As allowed by Securities and Exchange Commission rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement.

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means:

•       incorporated documents are considered part of this prospectus;

•       we can disclose important information to you by referring you to those documents; and

•       information that we file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.

We incorporate by reference the documents listed below, which were filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended:

•       our Annual Report on Form 10-K for the year ended December 31, 2005;

•       Simon Property’s Annual Report on Form 10-K for the year ended December 31, 2005, as amended by the Form 10-K/A filed March 17, 2006; and

•       Simon Property’s Current Report on Form 8-K filed February 6, 2006.

Our Exchange Act filing number is 333-11491 and the Exchange Act filing number of Simon Property is 1-14469.

We also incorporate by reference each of the following documents that we or Simon Property file with the Securities and Exchange Commission after the date of this prospectus and prior to the termination of the exchange offer:

•       reports filed under Sections 13(a) and (c) of the Exchange Act;

•       any documents filed under Section 14 of the Exchange Act; and

•       reports filed under Section 15(d) of the Exchange Act.

You can obtain any of the filings incorporated by reference in this prospectus from us or from the Securities and Exchange Commission on the Securities and Exchange Commission’s web site or at the address listed above. Documents incorporated by reference are available from us without charge, including any exhibits to those documents that are not specifically incorporated by reference in those documents. You may request a copy of the documents incorporated by reference in this prospectus and a copy of the indenture, registration rights agreement and other documents referred to in this prospectus by writing or telephoning us at the following address:

Simon Property Group, National City Center, 115 West Washington Street, Suite 15 East, Indianapolis, Indiana 46204, Attention: Investor Relations (317/685-7330). During 2006, we will be moving our headquarters to 225 West Washington Street, Indianapolis, IN 46204.

IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BEFORE THE EXCHANGE OFFER EXPIRES ON MAY 11, 2006.

The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of unregistered notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by use of the words “believes,” “anticipates,” “plans,” “expects,” “may,” “will,” “intends,” “estimates” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve the plans, intentions or expectations discussed in these forward-looking statements. Our actual results could differ materially. We have included important factors in the cautionary statements contained or incorporated by reference in this prospectus, particularly under the heading “Risk Factors,” that we believe would cause our actual results to differ materially from the forward-looking statements that we make. We do not intend to update information contained in any forward-looking statement we make.

PROSPECTUS SUMMARY

The following summary contains basic information about this offering. It likely does not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus and the documents we refer to in this prospectus.

Simon Property Group, L.P.

We own, develop and manage retail real estate properties, primarily regional malls, Premium Outlet® centers and community/lifestyle shopping centers. Our sole general partner is Simon Property. Simon Property qualifies for treatment as a real estate investment trust, or REIT, for federal income tax purposes.

The core of our business originated with the shopping center businesses of Melvin Simon, Herbert Simon, David Simon and other members or associates of the Simon family. We have grown significantly by acquiring properties, developing properties and merging with or acquiring other real estate companies, including DeBartolo Realty Corporation in 1996, Corporate Property Investors, Inc. in 1998 and Chelsea Property Group, Inc. in 2004.

As of December 31, 2005, we owned or held an interest in 286 income-producing properties in the United States which consisted of 171 regional malls, 33 Premium Outlet centers, 71 community/lifestyle centers and 11 other shopping centers or outlet centers in 39 states and Puerto Rico (collectively, the “Properties” and, individually, a “Property”). We also had ownership interests in 51 European shopping centers (in France, Italy and Poland); five Premium Outlet centers in Japan; and one Premium Outlet center in Mexico.

We were formed on November 18, 1993 as a Delaware limited partnership. Our principal executive offices are located at National City Center, 115 West Washington Street, Suite 15 East, Indianapolis, Indiana 46204. During 2006, we will be moving our headquarters to 225 West Washington Street, Indianapolis, Indiana 46204. Our telephone number is (317) 636-1600. Our Internet address is www.simon.com. The information in our web site is not incorporated by reference into this prospectus.

If you want to find more information about us and Simon Property, please see the section entitled “Available Information” in this prospectus.

The Exchange Offer

The following is a summary of the principal terms of our exchange offer. A more detailed description is contained in this prospectus under the heading “The Exchange Offer.”

The Exchange Offer

We are offering to issue up to $1.1 billion in principal amount of two series of exchange notes, registered under the Securities Act, in exchange for a like principal amount of two corresponding series of our unregistered notes. You may tender your unregistered notes by following the procedures described under the heading “The Exchange Offer.”

The two series of unregistered notes are $500,000,000 principal amount of 5.375% notes due 2011 and $600,000,000 principal amount of 5.75% notes due 2015.

If you do not validly tender your unregistered notes and accept our exchange offer, you will continue to hold unregistered notes and will continue to be subject to the rights and limitations applicable to those notes, including existing transfer restrictions. After the exchange offer, we will have no further obligation to provide for the registration under the Securities Act of your unregistered notes, except in limited circumstances.

Based on an interpretation by the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties, we believe that the exchange notes issued to you pursuant to the exchange offer in exchange for your unregistered notes may be offered for resale, resold and otherwise transferred by you unless you are (1) a broker-dealer who purchases such exchange notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (2) a person that is our affiliate (within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that you are acquiring the exchange notes in the ordinary course of your business and are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes. Each broker-dealer that receives exchange notes for its own account in exchange for unregistered notes, where the unregistered notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of its exchange notes. See “The Exchange Offer—Resale of the Exchange Notes.”

Registration Rights Agreement

We sold the unregistered notes pursuant to a purchase agreement, dated November 8, 2005, by and among us and eight investment banking firms, who were the initial purchasers of the unregistered notes. Pursuant to the purchase agreement, we and the initial purchasers entered into a registration rights agreement, dated as of November 15, 2005, which grants the holders of the unregistered notes specific exchange and registration rights. The exchange offer is intended to satisfy those rights. See “The Exchange Offer—Termination of Specific Rights.”

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on May 11, 2006, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended. See “The Exchange Offer—Expiration Date; Extensions; Amendments.”

Conditions to the Exchange Offer

The exchange offer is subject to specific customary conditions that may be waived by us. The exchange offer is not conditioned upon any minimum aggregate principal amount of unregistered notes being tendered for exchange. See “The Exchange Offer—Conditions.”

Procedures for Tendering the Unregistered Notes	To accept our exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile in accordance with its instructions, and mail or otherwise deliver the letter of transmittal, or facsimile, together with your unregistered notes and any other required documentation to JPMorgan Chase Bank, N.A., as exchange agent, at the address set forth herein. By executing the letter of transmittal, you will represent to and agree with us that, among other things:

(1) the exchange notes to be acquired by you in connection with the exchange offer are being acquired by you in the ordinary course of your business;

(2)   if you are not a broker-dealer, you are not currently participating in, do not intend to participate in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes;

(3)   if you are a broker dealer registered under the Exchange Act or are participating in the exchange offer for the purpose of distributing the exchange notes, you will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes acquired by you and cannot rely on the position of the staff of the Securities and Exchange Commission set forth in no-action letters;

(4)   you understand that a secondary resale transaction described in clause (3) above and any resales of exchange notes obtained by you in exchange for unregistered notes acquired by you directly from us should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Securities and Exchange Commission; and

(5)   you are not our “affiliate” as defined in Rule 405 under the Securities Act.

If you are a broker-dealer that will receive exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of your exchange notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to be admitting that you are an “underwriter” within the meaning of the Securities Act. See “The Exchange Offer—Procedures for Tendering.”

Special Procedures for Beneficial Owners

If your unregistered notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your unregistered notes, you should contact the registered holder promptly and instruct the registered holder to tender your unregistered notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your unregistered notes, either make appropriate arrangements to register ownership of the unregistered notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date. See “The Exchange Offer—Procedures for Tendering.”

Guaranteed Delivery Procedures

If you wish to tender your unregistered notes but your unregistered notes are not immediately available or you cannot deliver your unregistered notes, the letter of transmittal or any other documentation required by the letter of transmittal to the exchange agent prior to the expiration date, then you must tender your unregistered notes according to the guaranteed delivery procedures listed under “The Exchange Offer—Guaranteed Delivery Procedures.”

Acceptance of the Unregistered Notes and Delivery of the Exchange Notes

Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all unregistered notes that are properly tendered (and not withdrawn) prior to the expiration date. The exchange notes will be delivered on the earliest practicable date following the expiration date. See “The Exchange Offer—Terms of the Exchange Offer.”

Withdrawal Rights	Tenders of unregistered notes may be withdrawn at any time prior to the expiration date. See “The Exchange Offer—Withdrawal of Tenders.”
Federal Income Tax Consequences	The exchange of unregistered notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Federal Income Tax Consequences.”
No Cash Proceeds	We will not receive any proceeds from the issuance of the exchange notes.
Exchange Agent	JPMorgan Chase Bank, N.A. is serving as the exchange agent.

op

The Exchange Notes

The exchange offer applies to both series of unregistered notes. The form and terms of the respective exchange notes will be identical in all material respects to the form and terms of the corresponding series of unregistered notes, except that the exchange notes will not bear legends restricting their transfer and the holders of the exchange notes will not be entitled to any of the registration rights of holders of the unregistered notes under the registration rights agreement, which rights will terminate upon consummation of the exchange offer. The exchange notes will evidence the same indebtedness as the unregistered notes which they replace and will be issued under, and be entitled to the benefits of, the indenture dated as of November 26, 1996 and supplemented as of November 15, 2005. For a more complete description of the terms of the exchange notes, see “Description of Exchange Notes.”

Issuer	Simon Property Group, L.P.
Exchange Notes	$500,000,000 principal amount of 5.375% notes due 2011 and $600,000,000 principal amount of 5.75% notes due 2015.

Maturity Date	The 2011 notes will mature on June 1, 2011 and the 2015 notes will mature on December 1, 2015.
Optional Redemption

We may redeem the exchange notes prior to maturity in whole or in part at the redemption prices described under “Description of Exchange Notes—Optional Redemption.” If the notes are redeemed within 90 days of the applicable maturity date, the redemption price will not include the Make-Whole Amount (defined herein).

Interest Payment Dates

June 1 and December 1 of each year, beginning June 1, 2006. The unregistered notes tendered for exchange will cease to accrue interest on the day immediately preceding the date of issuance of the exchange notes and the exchange notes will bear interest from their date of issuance. All of this interest on the exchange and unregistered notes will be paid on June 1, 2006.

Ranking

The exchange notes will be unsecured and unsubordinated obligations and will rank equally with each other and with all of our other existing and future unsecured and unsubordinated indebtedness. See “Description of Exchange Notes—General.”

Assuming we had completed the offering of the exchange notes on December 31, 2005, the exchange notes would have been subordinated to:

•       $4.6 billion of total consolidated mortgage debt; and

•       $1.0 billion in total unsecured debt of our subsidiaries to the extent of their assets.

Covenants

The indenture governing the exchange notes contains various covenants including covenants with respect to limitations on the incurrence of debt.

These covenants are subject to a number of important qualifications and exceptions and have been changed from prior issues of senior notes; however, the covenants that apply to the prior issues will apply to these notes as long as any of the prior issues remain outstanding or until the covenants for the prior issues have been amended. See “Description of Notes—Covenants” and Exhibit A.

Absence of a Public Market for the Exchange Notes

The exchange notes are new securities. The exchange notes will not be listed on any securities exchange. We cannot assure you that any active or liquid market will develop for the exchange notes. See “Plan of Distribution.”

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of factors you should carefully consider before deciding to tender your unregistered notes in the exchange offer.

RISK FACTORS

You should carefully consider the following risks, along with the other information contained or incorporated by reference in this prospectus before you decide to acquire the exchange notes. If any of the following events actually occurs, our business, financial condition and results of operations would likely suffer, possibly materially.

Risks Relating to the Notes

The restrictions on transfer of the unregistered notes will continue if they are not tendered or are not accepted for exchange.

We will issue the exchange notes in exchange for the unregistered notes timely received by the exchange agent and accompanied by a properly completed and duly executed letter of transmittal and all other documentation. Therefore, if you want to tender your unregistered notes, you must properly complete all documentation and allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to your tender of the unregistered notes.

If you do not tender your unregistered notes or they are not accepted by the exchange agent, your unregistered notes will continue to be subject to the existing restrictions upon transfer thereof even after the exchange offer and you will be required, in the absence of an applicable exemption, to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See “The Exchange Offer.” In addition, you will no longer be able to require us to register the unregistered notes under the Securities Act except in the limited circumstances provided under our registration rights agreement.

To the extent that unregistered notes are tendered and accepted in the exchange offer, the trading market for the untendered and the tendered but unaccepted unregistered notes could be adversely affected due to the limited principal amount of the unregistered notes that is expected to remain outstanding following the exchange offer. A small outstanding amount of unregistered notes could result in less demand to purchase unregistered notes, and could, therefore, result in lower prices for the unregistered notes. Moreover, if you do not tender your unregistered notes, you will hold an investment subject to some restrictions on transfer not applicable to the exchange notes and, as a result, you may only be able to sell your unregistered notes at a price that is less than the price available to sellers of the freely tradable exchange notes.

There is no current public market for the exchange notes.

The exchange notes are a new issue of securities for which there is currently no trading market. We cannot guarantee:

•       the liquidity of any market that may develop for the exchange notes;

•       your ability to sell the exchange notes; or

•       the price at which you would be able to sell the exchange notes.

Liquidity of any market for the exchange notes and future trading prices of the exchange notes will depend on many factors, including:

•       prevailing interest rates;

•       our operating results; and

•       the market for similar securities.

The initial purchasers have advised us that they currently intend to make a market in the exchange notes, but they are not obligated to do so and may cease any market-making at any time without notice. We do not intend to apply for listing of the exchange notes on any securities exchange or for inclusion of the exchange notes in any automated quotation system.

Risks Relating to Debt and the Financial Markets

We have a substantial debt burden that could affect our future operations.

As of December 31, 2005, our consolidated mortgages and other indebtedness, net of the related premium and discount, totaled $14.0 billion, of which approximately $1.4 billion matures during 2006, including recurring principal amortization. We are subject to the risks normally associated with debt financing, including the risk that our cash flow from operations will be insufficient to meet required debt service. Our debt service costs generally will not be reduced when developments, such as the entry of new competitors or the loss of major tenants, could cause a reduction in income from a Property. Should such events occur, our operations may be adversely affected. If a Property is mortgaged to secure payment of indebtedness and income from the Property is insufficient to pay that indebtedness, the Property could be foreclosed upon by the mortgagee resulting in a loss of income and a decline in our total asset value.

We depend on external financings for our growth and ongoing debt service requirements.

We depend, primarily, on external financings, principally debt financings, to fund the growth of our business and to ensure that we can meet ongoing maturities of our outstanding debt. Our access to financing depends on our credit rating, the willingness of banks to lend to us and conditions in the capital markets in general. We cannot assure you that we will be able to obtain the financing we need for future growth or to meet our debt service as obligations mature, or that the financing available to us will be on acceptable terms.

Adverse changes in our credit rating could affect our borrowing capacity and borrowing terms.

Our outstanding senior unsecured notes and the preferred stock of Simon Property are periodically rated by nationally recognized credit rating agencies. The credit ratings are based on our operating performance, liquidity and leverage ratios, overall financial position, and other factors viewed by the credit rating agencies as relevant to our industry and the economic outlook in general. The credit rating of our senior unsecured notes and Simon Property’s preferred stock can affect the amount of capital we can access, as well as the terms of any financing we obtain. Since we depend primarily on debt financing to fund our growth, adverse changes in our credit rating could have a negative effect on our future growth.

Rising interest rates could adversely affect our debt service costs.

As of December 31, 2005, approximately $2.2 billion of our total consolidated debt, adjusted to reflect outstanding derivative instruments, was subject to floating interest rates. In a rising interest rate environment, these debt service costs will increase. Increased debt service costs would adversely affect our cash flow. The impact of changes in market rates of interest on the fair value of our debt and, in turn, our future earnings and cash flows appears elsewhere in this report.

Our hedging interest rate protection arrangements may not effectively limit our interest rate risk.

We manage our exposure to interest rate risk by a combination of interest rate protection agreements to effectively fix or cap a portion of our variable rate debt, or in the case of a fair value hedge, effectively convert fixed rate debt to variable rate debt. In addition, we refinance fixed rate debt at times when we believe rates and terms are appropriate. Our efforts to manage these exposures may not be successful.

Our use of interest rate hedging arrangements to manage risk associated with interest rate volatility may expose us to additional risks, including a risk that a counterparty to a hedging arrangement may fail to honor its obligations. Developing an effective interest rate risk strategy is complex and no strategy can completely insulate us from risks associated with interest rate fluctuations. There can be no assurance that our hedging activities will have the desired beneficial impact on our results of operations or financial condition. Our termination of these hedging agreements typically involve costs, such as transaction fees or breakage costs.

Factors Affecting Real Estate Investments and Operations

We face risks associated with the acquisition, development and expansion of properties.

We regularly acquire and develop new properties and expand and redevelop existing Properties, and these activities are subject to various risks. We may not be successful in pursuing acquisition, development or redevelopment/expansion opportunities, and newly acquired, developed or redeveloped/expanded properties may not perform as well as expected. We are subject to other risks in connection with any acquisition, development and redevelopment/expansion activities, including the following:

•       construction costs of a project may be higher than projected, potentially making the project unfeasible or unprofitable;

•       we may not be able to obtain financing or to refinance construction loans on favorable terms, if at all;

•       we may be unable to obtain zoning, occupancy or other governmental approvals;

•       occupancy rates and rents may not meet our projections and the project may not be profitable; and

•       we may need the consent of third parties such as anchor tenants, mortgage lenders and joint venture partners, and those consents may be withheld.

If a development or redevelopment/expansion project is unsuccessful, either because it is not meeting our expectations when operational or was not completed according to the project planning, we could lose our investment in the project. Further, if we guarantee the property’s financing, our loss could exceed our investment in the project.

We are subject to risks related to owning retail real estate.

We are subject to risks incidental to the ownership and operation of retail real estate. These risks include, among others:

•       the risks normally associated with changes in the general economic climate;

•       trends in the retail industry;

•       creditworthiness of tenants;

•       competition for tenants and customers;

•       consumer confidence;

•       impact of terrorist activities;

•       changes in tax laws;

•       interest and foreign currency exchange rates;

•       the availability of financing; and

•       potential liability under environmental and other laws.

Real estate investments are relatively illiquid.

Our Properties represent a substantial portion of our total consolidated assets. These investments are relatively illiquid. As a result, our ability to sell one or more of our Properties or investments in real estate in response to any changes in economic or other conditions is limited. If we want to sell a Property, we cannot assure you that we will be able to dispose of it in the desired time period or that the sales price of a Property will exceed the cost of our investment.

Environmental Risks

As owners of real estate, we can face liabilities for environmental contamination.

Federal, state and local laws and regulations relating to the protection of the environment may require us, as a current or previous owner or operator of real property, to investigate and clean up hazardous or toxic substances or petroleum product releases at a Property or at impacted neighboring properties. These laws often impose liability regardless of whether the property owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. These laws and regulations may require the abatement or removal of asbestos containing materials in the event of damage, demolition or renovation, reconstruction or expansion of a Property and also govern emissions of and exposure to asbestos fibers in the air. Those laws and regulations also govern the installation, maintenance and removal of underground storage tanks used to store waste oils or other petroleum products. Many of our Properties contain, or at one time contained, asbestos containing materials or underground storage tanks (primarily related to auto service center establishments or emergency electrical generation equipment). The costs of investigation, removal or remediation of hazardous or toxic substances may be substantial and could adversely affect our results of operations or financial condition but is not estimable. The presence of contamination, or the failure to remediate contamination, may also adversely affect our ability to sell, lease or redevelop a Property or to borrow using a Property as collateral.

Our efforts to identify environmental liabilities may not be successful.

Although we believe that the Portfolio is in substantial compliance with Federal, state and local environmental laws, ordinances and regulations regarding hazardous or toxic substances, this belief is based on limited testing. Nearly all of the Properties have been subjected to Phase I or similar environmental audits. These environmental audits have not revealed, nor are we aware of, any environmental liability that we believe will have a material adverse effect on our results of operations or financial condition. However, we cannot assure you that:

•       existing environmental studies with respect to the Portfolio reveal all potential environmental liabilities;

•       any previous owner, occupant or tenant of a Property did not create any material environmental condition not known to us;

•       the current environmental condition of the Portfolio will not be affected by tenants and occupants, by the condition of nearby properties, or by other unrelated third parties; or

•       future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations or the interpretation thereof) will not result in environmental liabilities.

Retail Operations Risks

We are subject to risks that affect the general retail environment.

Our concentration in the real estate market means that we are subject to the risks that affect the retail environment generally, including the levels of consumer spending, seasonality, the willingness of retailers to lease space in our shopping centers, tenant bankruptcies, changes in economic conditions, consumer confidence and terrorist activities. Any one or more of these factors could adversely affect our results of operations or financial condition.

We may not be able to lease newly developed Properties and renew leases and relet space at existing Properties.

We may not be able to lease new Properties to an appropriate mix of tenants or for rents that are consistent with our projections. Also, when leases for our existing Properties expire, the premises may not be relet or the terms of reletting, including the cost of allowances and concessions to tenants, may be less favorable than the current lease terms. To the extent that our leasing plans are not achieved, our cash generated before debt repayments and capital expenditures could be adversely affected.

Certain Properties depend on anchor tenants to attract shoppers and could be adversely affected by the loss of a key anchor tenant.

Regional malls are typically anchored by department stores and other large tenants. The value of certain of our Properties could be adversely affected if department stores or other large tenants fail to comply with their contractual obligations, seek concessions in order to continue operations, or cease their operations. Department store and larger store, or “big box”, consolidations typically result in the closure of existing stores or duplicate store locations. We do not control the disposition of those department stores or larger stores that we do not own. We also may not control the vacant space that is not re-leased in those stores we do own. Other tenants may be entitled to modify the terms of their existing leases in the event of such closures. The modification could be unfavorable to us as the lessor and decrease rents or expense recovery charges. Additionally, major tenant closures may result in decreased customer traffic which could lead to decreased sales at other stores. If the sales of stores operating in our Properties were to decline significantly due to closing of anchors, economic conditions, or other reasons, tenants may be unable to pay their minimum rents or expense recovery charges. In the event of default by a tenant or anchor store, we may experience delays and costs in enforcing our rights as landlord to recover amounts due to us under the terms of our agreements with those parties.

We face potential adverse effects from tenants’ bankruptcies.

Bankruptcy filings by retailers occur frequently in the course of our operations. We are continually re-leasing vacant spaces resulting from tenant terminations. The bankruptcy of a tenant, particularly an anchor tenant, may make it more difficult to lease the remainder of the affected Properties. Future tenant bankruptcies could adversely affect our Properties or impact our ability to successfully execute our re-leasing strategy.

Risks Relating to Joint Venture Properties

We have limited control with respect to certain Properties partially owned or managed by third parties, which may adversely affect our ability to sell or refinance the Properties at the most advantageous time for us.

As of December 31, 2005, we owned interests in 146 income producing properties with other parties. Of those, 20 Properties are included in our consolidated financial statements. We account for the other 126 properties under the equity method of accounting (joint venture properties). We serve as general partner or property manager for 59 of these 146 properties; however, certain major decisions, such as selling or refinancing these properties, require the consent of the other owners. The other owners also have other participating rights that we consider substantive for purposes of determining control over the properties’ assets. The remaining joint venture properties are managed by third parties. These limitations may adversely affect our ability to sell, refinance, or otherwise operate these properties.

We guarantee debt or otherwise provide support for a number of joint venture Properties.

Joint venture debt is the liability of the joint venture and is typically secured by a mortgage on the joint venture Property. As of December 31, 2005, we have guaranteed or have provided letters of credit to support $41.6 million of our total $3.2 billion share of joint venture mortgage and other indebtedness. A default by a joint venture under its debt obligations may expose us to liability under a guaranty or letter of credit.

Other Factors Affecting Our Business

Our Common Area Maintenance (CAM) contributions may not allow us to recover the majority of our operating expenses from tenants.

CAM costs typically include allocable energy costs, repairs, maintenance and capital improvements to common areas, janitorial services, administrative, property and liability insurance costs, and security costs. We historically have used leases with variable CAM provisions that adjust to reflect inflationary increases. However, we are making a concerted effort to shift from variable to fixed CAM contributions for our cost recoveries which will fix our tenants’ CAM contributions to us. As a result, our CAM contributions may not allow us to recover all operating costs and, we cannot assure you that we will succeed in our efforts to recover a substantial portion of these costs in the future.

We face a wide range of competition that could affect our ability to operate profitably.

Our Properties compete with other retail properties for tenants on the basis of the rent charged and location. The principal competition may come from existing or future developments in the same market areas and from discount shopping centers, outlet malls, catalogues, discount shopping clubs and electronic commerce. The presence of competitive properties also affects our ability to lease space and the level of rents we can obtain. Renovations and expansions at competing malls could also negatively affect our Properties.

We also compete with other retail property developers to acquire prime development sites. In addition, we compete with other retail property companies for attractive tenants and qualified management.

We expect to continue to pursue international expansion opportunities that may subject us to different or greater risk from those associated with our domestic operations.

We hold interests in joint venture properties in Europe, Japan and Mexico. We have also established arrangements to develop joint venture properties in China and Korea, and expect to pursue additional expansion opportunities outside the United States. International development and ownership activities carry risks that are different from those we face with our domestic Properties and operations. These risks include:

•       adverse effects of changes in exchange rates for foreign currencies;

•       changes in foreign political environments, regionally, nationally, and locally;

•       challenges of complying with a wide variety of foreign laws including corporate governance, operations, taxes, and litigation;

•       differing lending practices;

•       differences in cultures;

•       changes in applicable laws and regulations in the United States that affect foreign operations;

•       difficulties in managing international operations; and

•       obstacles to the repatriation of earnings and cash.

Although our international activities currently are a relatively small portion of our business (international properties represented less than 6% of the GLA of all of our properties at December 31, 2005), to the extent that we expand our international activities, these risks could increase in significance and adversely affect our results of operations and financial condition.

Some of our potential losses may not be covered by insurance.

We maintain commercial general liability “all risk” property coverage including fire, flood, extended coverage and rental loss insurance on our Properties. One of our subsidiaries indemnifies our general liability carrier for a specific layer of losses. A similar policy written through our subsidiary also provides a portion of our initial coverage for property insurance and certain windstorm risks at the Properties located in Florida. Even insured losses could result in a serious disruption to our business and delay our receipt of revenue.

There are some types of losses, including lease and other contract claims that generally are not insured. If an uninsured loss or a loss in excess of insured limits occurs, we could lose all or a portion of the capital we have invested in a Property, as well as the anticipated future revenue from the Property. If this happens, we may still remain obligated for any mortgage debt or other financial obligations related to the Property.

The events of September 11, 2001 significantly affected our insurance programs. Although insurance rates remain high, since the President signed into law the Terrorism Risk Insurance Act (TRIA) in November of 2002, the price of terrorism insurance has steadily decreased, while the available capacity has been substantially increased. We have purchased terrorism insurance covering all Properties. The program provides limits up to $1 billion per occurrence for Certified (Foreign) acts of terrorism and $500 million per occurrence for Non-Certified (Domestic) acts of terrorism. The coverage is written on an “all risk” policy form. In December of 2005, the President signed into law the Terrorism Risk Insurance Extension Act (TRIEA) of 2005, thereby extending the federal terrorism insurance backstop through 2007. TRIEA narrows terms and conditions afforded by TRIA for 2006 and 2007 by: 1) excluding lines of coverage for commercial automobile, surety, burglary and theft, farm owners’ multi-peril and professional liability; 2) raising the certifiable event trigger mechanism from $5 million to $50 million during 2006 and to $100 million during 2007; and 3) increasing the deductibles and co-pays assigned to insurance companies. Upon the expiration of TRIEA in 2007, we could pay higher premiums for comparable terrorism coverage and /or obtain or be otherwise able to secure less coverage than we have currently.

Terrorist attacks may adversely affect the value of our properties.

Our higher profile Properties or markets they operate in could be potential targets for terrorism attacks, due to the large quantities of people at the Property or in the surrounding areas. Threatened or actual terrorist attacks in these high profile markets could directly or indirectly impact our Properties by resulting in lower property values, a decline in revenue, or a decline in customer traffic and, in turn, a decline in our tenants’ sales.

Inflation may adversely affect our financial condition and results of operations.

Although inflation has not materially impacted our operations in the recent past, increased inflation could have a more pronounced negative impact on our mortgage and debt interest and general and administrative expenses, as these costs could increase at a rate higher than our rents. Also, inflation may adversely affect tenant leases with stated rent increases, which could be lower than the increase in inflation at any given time. Inflation could also have an adverse effect on consumer spending which could impact our tenants’ sales and, in turn, our overage rents, where applicable.

Risks Relating to Federal Income Taxes

The failure of any of our subsidiaries to qualify as a REIT would have adverse tax consequences to us, our unitholders and Simon Property.

Three of our subsidiaries have elected to be treated as a REIT. Qualification as a REIT for federal income tax purposes is governed by highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations. If any of these subsidiaries fails to qualify as a REIT and any available relief provisions do not apply:

•       The subsidiary will not be allowed a deduction for distributions to us in computing its taxable income;

•       The subsidiary will be subject to corporate level income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates;

•       Unless entitled to relief under relevant statutory provisions, the subsidiary will also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost; and

•       Simon Property would also fail to qualify as a REIT as a result of the subsidiary’s failure and the same adverse consequences would apply to it and its stockholders.

As a result, net income and funds available for distribution to our unitholders would be reduced for those years in which any of the REIT subsidiaries fails to qualify as a REIT. Although we currently intend to operate our REIT subsidiaries so as to qualify each as a REIT, we cannot assure you we will succeed or that future economic, market, legal, tax or other considerations might not cause us to revoke the REIT election of any of the REIT subsidiaries.

NO CASH PROCEEDS

We will not receive any proceeds from the issuance of the exchange notes and we have agreed to pay the expenses of the exchange offer. The unregistered notes surrendered in exchange for exchange notes will be cancelled.

We received net proceeds from the sale of the unregistered notes, after deducting expenses payable by us, of approximately $1.090 billion. We used the net proceeds (1) to reduce the outstanding balance of the loan used to fund in part the acquisition of Chelsea Property Group in 2004 by approximately $600.0 million and (2) to reduce the outstanding balance of our $2.0 billion unsecured corporate credit facility by approximately $475.0 million. Affiliates of certain of the initial purchasers of the unregistered notes and the exchange agent were lenders under the credit arrangements that were repaid and received their proportionate share of the repayment.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical unaudited ratios of earnings to fixed charges for the periods indicated:

Year Ended December 31,
2005	2004	2003	2002	2001
1.56x	1.63x	1.65x	1.80x	1.47x

For purposes of calculating the ratio of earnings to fixed charges, “earnings” have been computed by adding fixed charges, excluding capitalized interest, to income (loss) from continuing operations including income from minority interests and our share of income from 50%-owned affiliates which have fixed charges, and including distributed operating income from unconsolidated joint ventures instead of income from unconsolidated joint ventures. There are generally no restrictions on our ability to receive distributions from our unconsolidated joint ventures where no preference in favor of the other owners of the joint venture exists. “Fixed charges” consist of interest costs, whether expensed or capitalized, the interest component of rental expenses and amortization of debt issuance costs.

The computation of the ratio of earnings to fixed charges has been restated to comply with FASB Statement No. 144 which requires the operating results of the properties sold in the current year to be reclassified to discontinued operations and requires restatement of previous year’s operating results of the properties sold to discontinued operations.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We sold the two series of unregistered notes on November 15, 2005 to the initial purchasers pursuant to a purchase agreement. The initial purchasers subsequently sold the unregistered notes to qualified institutional buyers, as defined in Rule 144A under the Securities Act, in reliance on Rule 144A and, outside the United States, to persons other than “U.S. persons” as defined in Regulation S under the Securities Act. As a condition to the sale of the unregistered notes, we and the initial purchasers entered into a registration rights agreement dated as of November 15, 2005. Pursuant to the registration rights agreement, we agreed that, unless the exchange offer is not permitted by applicable law or Securities and Exchange Commission policy, we would use our reasonable best efforts to:

•       file with the Securities and Exchange Commission a registration statement under the Securities Act with respect to the exchange notes within 180 days after November 15, 2005;

•       cause the registration statement to become effective under the Securities Act within 210 days after November 15, 2005; and

•       cause the exchange offer to be completed within 240 days after November 15, 2005.

A copy of the registration rights agreement has been filed as an exhibit to the registration statement. The registration statement is intended to satisfy our obligations under the registration rights agreement and the purchase agreement.

Resale of the Exchange Notes

Based on interpretations by the staff of the Securities and Exchange Commission in no-action letters issued to third parties, we believe that the exchange notes issued under the exchange offer may be offered for resale, resold or otherwise transferred by each holder of exchange notes, without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as the holder:

•       is acquiring the exchange notes in the ordinary course of its business;

•       is not participating in, and does not intend to participate in, a distribution of the exchange notes within the meaning of the Securities Act and has no arrangement or understanding with any person to participate in a distribution of the exchange notes within the meaning of the Securities Act;

•       is not a broker-dealer who acquires the unregistered notes directly from us for resale under Rule 144A under the Securities Act or any other available exemption under the Securities Act; and

•       is not a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with us.

By tendering the unregistered notes in exchange for exchange notes, each holder will be required to represent to us that each of the above statements applies to that holder. If a holder of unregistered notes is participating in or intends to participate in, a distribution of the exchange notes, or has any arrangement or understanding with any person to participate in a distribution of the exchange notes to be acquired in this exchange offer, that holder may be deemed to have received restricted securities and may not rely on the applicable interpretations of the staff of the Securities and Exchange Commission. Any holder so deemed will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

Each broker-dealer that receives exchange notes for its own account in exchange for unregistered notes may be deemed to be an underwriter within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with offers to resell, resales and other transfers of exchange notes received in exchange for unregistered notes which were acquired by that broker-dealer as a result of market making or other trading activities. We have agreed that we will make this prospectus available to any broker-dealer for a period of time not to exceed 180 days after the completion of the exchange offer for use in connection with any offer to resell, resale or other transfer. Please refer to the section in this prospectus entitled “Plan of Distribution.”

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all unregistered notes validly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of the appropriate series of exchange notes in exchange for each $1,000 principal amount of the corresponding series of unregistered notes surrendered pursuant to the exchange offer. Unregistered notes may be tendered only in integral multiples of $1,000.

The form and terms of each series of the exchange notes are the same as the form and terms of the corresponding series of unregistered notes except that:

•       the issuance of the exchange notes will be registered under the Securities Act and, therefore, the exchange notes will not bear legends restricting their transfer; and

•       holders of the exchange notes will not be entitled to any of the rights of holders of unregistered notes under the registration rights agreement, which rights will terminate upon the consummation of the exchange offer.

The exchange notes will evidence the same indebtedness as the unregistered notes they replace and will be issued under, and be entitled to the benefits of, the indenture. Each series of unregistered and exchange notes will be treated as a single class of debt securities under the indenture.

As of the date of this prospectus, $500,000,000 in aggregate principal amount of the unregistered 5.375% notes due 2011 and $600,000,000 in aggregate principal amount of the unregistered 5.75% notes due 2015 are outstanding. Only a registered holder of the unregistered notes, or such holder’s legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. There will be no fixed record date for determining registered holders of the unregistered notes entitled to participate in the exchange offer.

Holders of the unregistered notes do not have any appraisal or dissenters’ rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Securities and Exchange Commission thereunder.

We shall be deemed to have accepted validly tendered unregistered notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of unregistered notes for the purposes of receiving the exchange notes from us.

Holders who tender unregistered notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of unregistered notes pursuant to the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “expiration date” shall mean 5:00 p.m., New York City time on May 11, 2006, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

In order to extend the exchange offer, we will:

•       notify the exchange agent of any extension by oral or written notice; and

•       mail to the registered holders an announcement thereof which shall include disclosure of the approximate number of each series of unregistered notes deposited to date;

each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our reasonable discretion:

•       to delay accepting any unregistered notes;

•       to extend or amend the exchange offer; or

•       if any conditions set forth below under “—Conditions” shall not have been satisfied, to terminate the exchange offer by giving oral or written notice of such delay, extension or termination to the exchange agent.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement or post-effective amendment to the registration statement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during that period.

Interest on the Exchange Notes

The exchange notes due 2011 will bear interest at a rate equal to 5.375% per year. The exchange notes due 2015 will bear interest at a rate equal to 5.75% per year. Interest on the exchange notes will be payable semi-annually in arrears on each June 1 and December 1, commencing June 1, 2006. Holders of exchange notes will receive interest on June 1, 2006, from the date of initial issuance of the exchange notes, plus an amount equal to the accrued interest on the applicable series of unregistered notes from the date of issuance to the day preceding the date of exchange for exchange notes. Holders of unregistered notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the unregistered notes.

Procedures for Tendering

To tender your unregistered notes in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or facsimile, or an agent’s message together with the certificates representing the unregistered notes being tendered and any other required documents, to the exchange agent for receipt prior to the expiration date. Alternatively, you may either:

•       send a timely confirmation of a book-entry transfer of your unregistered notes, if this procedure is available, into the exchange agent’s account at The Depository Trust Company, or DTC, pursuant to the procedure for book-entry transfer described below, prior to the expiration date; or

•       comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from its participant tendering unregistered notes which are the subject of this book-entry confirmation that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

Unless withdrawn prior to the expiration date, your tender will constitute an agreement between you and us in accordance with the terms and subject to the conditions provided in this prospectus and in the letter of transmittal.

THE METHOD OF DELIVERY OF UNREGISTERED NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IF YOU CHOOSE DELIVERY BY MAIL, WE RECOMMEND REGISTERED MAIL, RETURN RECEIPT REQUESTED, AND PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND ANY LETTER OF TRANSMITTAL OR UNREGISTERED NOTES TO US. YOU MAY REQUEST YOUR RESPECTIVE BROKERS, DEALERS,

COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS ON YOUR BEHALF.

If you are the beneficial owner of the unregistered notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your unregistered notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your unregistered notes, either make appropriate arrangements to register ownership of the unregistered notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution, as defined below, unless the unregistered notes are tendered:

•       by a registered holder, or by a participant in DTC whose name appears on a security position listing as the owner, who has not completed the box titled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•       for the account of an eligible institution.

An eligible institution is:

•       a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•       a commercial bank or trust company having an office or correspondent in the United States; or

•       an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

If the letter of transmittal is signed by the registered holder(s) of the unregistered notes tendered, the signature must correspond with the name(s) written on the face of the unregistered notes without alteration, enlargement or any change whatsoever. If the letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the unregistered notes.

If the letter of transmittal is signed by a person other than the registered holder of any unregistered notes listed, the unregistered notes must be endorsed or accompanied by bond powers and a proxy that authorizes that person to tender the unregistered notes on behalf of the registered holder in satisfactory form to us as determined in our sole discretion, in each case as the name of the registered holder or holders appears on the unregistered notes.

If the letter of transmittal or any unregistered notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority so to act must be submitted with the letter of transmittal.

A tender will be deemed to have been received as of the date when the tendering holder’s duly signed letter of transmittal accompanied by the unregistered notes tendered, or a timely confirmation received by a book-entry transfer of unregistered notes into the exchange agent’s account at DTC with an agent’s message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent. Issuances of exchange notes in exchange for unregistered notes tendered under a notice of guaranteed delivery by an eligible institution will be made only against delivery of the letter of transmittal, and any other required documents, and the tendered unregistered notes, or a timely confirmation received of a book-entry transfer of unregistered notes into the exchange agent’s account at DTC with an agent’s message, to the exchange agent.

All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered unregistered notes will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all unregistered notes not properly tendered or any unregistered notes which, if accepted by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular unregistered notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of unregistered notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of unregistered notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give that notice. Tenders of unregistered notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

While we have no present plan to do so, we reserve the right in our sole discretion to:

•       purchase or make offers for any unregistered notes that remain outstanding subsequent to the expiration date or, as described under “—Conditions,” to terminate the exchange offer; and

•       purchase unregistered notes in the open market, to the extent permitted by applicable law, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer.

By tendering, you will be making several representations to us including that:

(1)         the exchange notes to be acquired by you are being acquired by you in the ordinary course of your business;

(2)         you are not participating in, and do not intend to participate in, a distribution of the exchange notes;

(3)         you have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

(4)         you satisfy specific requirements of your state’s securities regulations;

(5)         if you are a broker-dealer or are participating in the exchange offer for the purposes of distributing the exchange notes, you will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes acquired by you and cannot rely on the position of the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties;

(6)         if you are a broker-dealer, you understand that a secondary resale transaction described in clause (5) above and any resales of exchange notes obtained by you in exchange for unregistered notes acquired by you directly from us should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act; and

(7)         you are not our affiliate as defined in Rule 405 under the Securities Act.

If you are a broker-dealer that will receive exchange notes for your own account in exchange for unregistered notes that were acquired as a result of market-making activities or other trading activities, you will also be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of those exchange notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an underwriter within the meaning of the Securities Act.

Return of Unregistered Notes

If any tendered unregistered notes are not accepted by us or the exchange agent for any reason, or if unregistered notes are withdrawn or are submitted for a greater principal amount than you desire to exchange, the unaccepted, withdrawn or non-exchanged unregistered notes will be returned to you without expense to you. In the case of unregistered notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, those unregistered notes will be credited to the appropriate account maintained with DTC.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the unregistered notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of unregistered notes by causing DTC to transfer the unregistered notes into the exchange agent’s account in accordance with DTC’s procedures for transfer.

However, although delivery of unregistered notes may be effected through book-entry transfer, an agent’s message or the letter of transmittal or facsimile, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “—Exchange Agent” on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

Guaranteed Delivery Procedures

If you are a registered holder and wish to tender your unregistered notes and (a) your unregistered notes are not immediately available or (b) you cannot deliver your unregistered notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or (c) the procedures for book-entry transfer cannot be completed on a timely basis and an agent’s message delivered, you may effect a tender if:

•       you tender through an eligible institution;

•       prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing your name and address, the certificate numbers of your unregistered notes and the principal amount of unregistered notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange (“NYSE”) trading days from the date of the notice of guaranteed delivery, the letter of transmittal or a facsimile, together with the certificates representing the unregistered notes in proper form for transfer or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•       a properly executed letter of transmittal or facsimile thereof, as well as the certificates representing all tendered unregistered notes in proper form for transfer and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days from the date of the notice of guaranteed delivery.

Withdrawal of Tenders

Except as otherwise provided herein, you may withdraw tenders of unregistered notes at any time prior to 5:00 p.m. on the expiration date.

To withdraw a tender of unregistered notes in the exchange offer, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its proper address prior to the expiration date. Any notice of withdrawal must:

•       specify the name of the person having tendered the unregistered notes to be withdrawn;

•       identify the unregistered notes to be withdrawn, including the certificate number or numbers and principal amount of the unregistered notes;

•       be signed by the person having tendered the unregistered notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these unregistered notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee with respect to the unregistered notes to register the transfer of these unregistered notes into the name of the person having made the original tender and withdrawing the tender;

•       specify the name in which these unregistered notes are to be registered, if different from that of the person having tendered the unregistered notes to be withdrawn; and

•       if applicable because the unregistered notes have been tendered under the book-entry procedures, specify the name and number of the participant’s account at DTC to be credited, if different than that of the person having tendered the unregistered notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us in our sole discretion. Our determination will be final and binding on all parties. Any unregistered notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued unless the unregistered notes so withdrawn are validly retendered. Properly withdrawn unregistered notes may be retendered by following one of the procedures described above under “Procedures for Tendering” at any time prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or exchange the exchange notes for, any unregistered notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of such unregistered notes, if the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Securities and Exchange Commission.

If we determine in our sole discretion that any of these conditions are not satisfied, we may:

•       refuse to accept any unregistered notes and return all tendered unregistered notes to the tendering holders;

•       extend the exchange offer and retain all unregistered notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such unregistered notes; or

•       waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered unregistered notes that have not been withdrawn.

If our waiver constitutes a material change to the exchange offer, we will promptly disclose our waiver by means of a prospectus supplement or post-effective amendment that will be distributed to the registered holders of the unregistered notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during that period.

Termination of Specific Rights

All rights under the registration rights agreement, including registration rights, of holders of the unregistered notes eligible to participate in the exchange offer will terminate upon consummation of the exchange offer except with respect to our continuing obligations to:

•       indemnify holders and specific parties related to the holders against specific liabilities, including liabilities under the Securities Act;

•       provide, upon the request of any holder of a transfer-restricted unregistered note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of the holder’s unregistered notes pursuant to Rule 144A;

•       provide copies of the latest version of the prospectus to broker-dealers upon their request for a period of up to one year after the expiration date; and

•       use our best efforts, under specific circumstances, to file a shelf registration statement and keep the registration statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted unregistered notes by broker-dealers for a period of up to two years.

Exchange Agent

We have appointed JPMorgan Chase Bank, N.A. as exchange agent for the exchange offer. You should direct all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery to the exchange agent as follows:

By Mail:
JPMorgan Chase Bank, N.A.
Worldwide Securities Services
P.O. Box 2320
Dallas, Texas  75221-2320
Attention: Frank Ivins

By Hand or By Courier:
JPMorgan Chase Bank, N.A.
Worldwide Securities Services
2001 Bryan Street, 9th Floor
Dallas, Texas  75221
Attention:  Frank Ivins

Facsimile Transmission Number:
(For Eligible Institutions Only)
(214) 468-6494

Confirm by Telephone:
(214) 468-6464

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our and our affiliates’ officers and regular employees.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

We will pay all cash expenses to be incurred in connection with the exchange offer including registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of unregistered notes pursuant to the exchange offer. If, however, transfer taxes are imposed for any reason other than the exchange of the unregistered notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

The unregistered notes that are not exchanged for the exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, such unregistered notes may be resold by you only:

•       to a person whom you reasonably believe is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•       in a transaction meeting the requirements of Rule 144 under the Securities Act;

•       outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act;

•       in accordance with another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel if we so request;

•       to us; or

•       pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

In addition, you will no longer be able to obligate us to register the unregistered notes under the Securities Act except in the limited circumstances provided under our registration rights agreement. The restrictions on transfer of your unregistered notes arise because we issued the unregistered notes under exemptions from, or in transactions outside the registration requirements of the Securities Act and applicable state securities laws. In addition, if you want to exchange your unregistered notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received registered securities, and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent the unregistered notes are tendered and accepted in the exchange offer, the trading market, if any, for the unregistered notes would be adversely affected. Please refer to the section in this prospectus entitled “Risk Factors.”

You are urged to consult your financial and tax advisors in making your own decisions on whether to participate in the exchange offer.

Accounting Treatment

For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the term of the exchange notes.

DESCRIPTION OF EXCHANGE NOTES

General

The following is a description of the terms of the 5.375% notes due 2011 and 5.75% notes due 2015 offered in exchange for our unregistered notes of the same maturities and interest rates. The form and terms of each series of the exchange notes are the same as the form and terms of the corresponding series of unregistered notes, except that the exchange notes have been registered under the Securities Act, will not bear legends restricting the transfer of the notes and will not be entitled to registration rights under the registration rights agreement. As used in this section, the terms “note,” “notes,” “2011 notes” and “2015 notes” refer to the exchange notes.

The notes are two series of debt securities to be issued pursuant to an indenture dated as of November 26, 1996, between us and JPMorgan Chase Bank, N.A. (as successor to The Chase Manhattan Bank), as trustee (the “Trustee”), and supplemented on November 15, 2005 (the “Indenture”). The terms of the notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The notes are subject to all those terms, and holders of notes are referred to the Indenture and the Trust Indenture Act for a statement of the terms. The following summary of specified provisions of the Indenture does not purport to be complete and is subject to and qualified in its entirety by reference to the Indenture, including the definitions therein of some of the terms used below. Capitalized terms not defined where first used are defined below under the heading “Definitions.”

The notes will be our direct, unsecured and unsubordinated obligations and will rank equally with all our other unsecured and unsubordinated indebtedness from time to time outstanding, and the notes will be effectively subordinated to the claims of mortgage lenders holding our secured indebtedness, as to the specific property securing each lender’s mortgage and to claims of creditors of our subsidiaries to the extent of the assets of those subsidiaries. As of December 31, 2005, the total consolidated mortgage debt on our properties was approximately $4.6 billion and our subsidiaries had approximately $1.0 billion in total unsecured debt. Subject to specified limitations in the Indenture and as described below under “Covenants,” the Indenture permits us to incur additional secured and unsecured indebtedness.

The 2011 notes will mature on June 1, 2011 and the 2015 notes will mature on December 1, 2015 (each, a “Maturity Date”). The notes will not be subject to any sinking fund provisions and will not be convertible into or exchangeable for any of our equity interests. The notes will be issued only in fully registered book-entry form without coupons, in denominations of $2,000 and integral multiples of $1,000.

Except as described below under “Covenants—Limitations on Incurrence of Debt” and “—Merger, Consolidation or Sale,” the Indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of the notes protection in the event of:

•       a highly leveraged or similar transaction involving us or any of our affiliates;

•       a change of control; or

•       a reorganization, restructuring, merger or similar transaction involving us that may adversely affect the holders of the notes.

Restrictions on the ownership and transfer of the shares of common stock of Simon Property designed to preserve its status as a REIT, however, may act to prevent or hinder a change of control. Simon Property and its management have no present intention of engaging in a transaction which would result in Simon Property or us being highly leveraged or that would result in a change of control.

Principal and Interest

The 2011 notes will bear interest at 5.375% per year and the 2015 notes will bear interest at 5.75% per year, in each case, from November 15, 2005 or from the immediately preceding Interest Payment Date to which interest has been paid. Interest is payable semi-annually in arrears on June 1 and December 1, commencing June 1, 2006 (each, an “Interest Payment Date”), and on the applicable Maturity Date. Interest will be paid to the persons or “holders” in whose names the notes are registered in the security register at the close of business 15 calendar days prior to the payment date (each, a “Regular Record Date”), regardless of whether that day is a Business Day. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

The principal of each note payable at maturity will be paid against presentation and surrender of the note at the corporate trust office of the Trustee, located initially at JPMorgan Chase Bank, N.A., 4 New York Plaza, 15th Floor, New York, New York 10004, in the coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts.

If any Interest Payment Date or a Maturity Date falls on a day that is not a Business Day, the required payment will be made on the next Business Day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after that Interest Payment Date or Maturity Date, as the case may be. “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Further Issues

We may, from time to time, without the consent of existing note holders, create and issue further notes having the same terms and conditions as either of the series of the notes in all respects, except for issue date, issue price and the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding series of notes.

Optional Redemption

We may redeem the notes of either series prior to maturity at our option at any time, in whole or in part, at a redemption price equal to the sum of:

•       the principal amount of the notes being redeemed plus accrued interest thereon to the redemption date; and

•       the Make-Whole Amount, as defined below, if any, with respect to the notes (the “Redemption Price”).

If the notes are redeemed within 90 days of the Maturity Date (on or after March 3, 2011 in the case of the 2011 notes and on or after September 2, 2015 in the case of the 2015 notes), the redemption price will not include the Make-Whole Amount.

If we have given notice of redemption as provided in the Indenture and have made funds available on the redemption date referred to in the notice for the redemption of any notes of either series called for redemption, the notes of that series will cease to bear interest on the date fixed for the redemption specified in the notice and the only right of the holders of the notes of that series from and after the redemption date will be to receive payment of the Redemption Price upon surrender of the notes in accordance with the notice.

We will give notice of any optional redemption of any notes of either series to holders of that series, at their addresses, as shown in the security register for the notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and principal amount of the notes held by the holder to be redeemed.

If less than all of the notes of either series are to be redeemed at our option, we will notify the Trustee at least 45 days prior to giving notice of redemption, or a shorter period as may be satisfactory to the Trustee, of the aggregate principal amount of notes of the series to be redeemed, if less than all of the notes of that series are to be redeemed, and their redemption date. The Trustee will select, in the manner it deems fair and appropriate, no less than 60 days prior to the date of redemption, the notes of that series to be redeemed in whole or in part.

As used in this prospectus:

“Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any notes, the excess, if any, of:

•       the aggregate present value as of the date of redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest, exclusive of interest accrued to the date of redemption or accelerated payment, that would have been payable in respect of each dollar if the redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, the principal and interest at the Reinvestment Rate, determined on the third Business Day preceding the date notice of the redemption or accelerated payment is given, from the respective dates on which the principal and interest would have been payable if the redemption or accelerated payment had not been made, to the date of redemption or accelerated payment, over

•       the aggregate principal amount of the notes being redeemed or accelerated.

“Reinvestment Rate” means the yield on treasury securities at a constant maturity corresponding to the remaining life (as of the date of redemption or accelerated payment, and rounded to the nearest month) to stated maturity of the principal being redeemed (the “Treasury Yield”) as stated in the notes, plus 0.20% for the 2011 notes or 0.25% for the 2015 notes. For purposes of calculating the Reinvestment Rate, the Treasury Yield will be equal to the arithmetic mean of the yields published in the Statistical Release under the heading “Week Ending” for “U.S. Government Securities—Treasury Constant Maturities” with a maturity equal to the remaining life. However, if no published maturity exactly corresponds to the remaining life, then the Treasury Yield will be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount will be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield will be determined in the manner that most closely approximates the above manner, as we reasonably determine.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication that is published weekly by the Federal Reserve System and that reports yields on actively traded United States government securities adjusted to constant maturities, or, if that statistical release is not published at the time of any required determination under the Indenture, then another reasonably comparable index which we will designate.

No Guarantee by Predecessor Operating Partnership

The Indenture indicates that Simon Property Group, L.P., a predecessor operating partnership subsidiary of Simon Property, would guarantee the payment of any securities issued under the Indenture. Effective December 31, 1997, this predecessor operating partnership was merged into us. As a result, we acquired all of the assets and partnership interests it previously owned and its obligations as guarantor under the Indenture were terminated.

Covenants and Other Terms From Prior Issues

The Indenture contains various covenants, provisions for modification and events of default that are contained in the base indenture and supplemental indentures dated prior to June 7, 2005 (the “prior supplemental indentures”) as they may be modified or amended hereafter. These provisions include debt limitations that apply on an incurrence basis as opposed to the debt limitations described in the next section of this offering memorandum. The covenants and other provisions of the prior supplemental indentures are described in Exhibit A and will apply to the notes for as long as any securities issued under the prior supplemental indentures remain outstanding or until the covenants in the prior supplemental indentures have been amended.

Covenants

The covenants and related definitions that will apply to the notes if there are no outstanding securities issued under the prior supplemental indentures are contained in this section of the prospectus as follows:

Limitations on Debt.   We have agreed to the following limitations on debt:

Limitation on Debt. As of each Reporting Date, our Debt will not exceed 65% of Total Assets.

Limitation on Secured Debt. As of each Reporting Date, our Secured Debt will not exceed 50% of our Total Assets.

Fixed Charge Coverage Ratio. For the four consecutive quarters ending on each Reporting Date, our ratio of Annualized EBITDA (as defined below) to Annualized Interest Expense (as defined below) will be at least 1.50 to 1.00.

Maintenance of Total Unencumbered Assets.   As of each Reporting Date, our Unencumbered Assets will not be less than 125% of our outstanding Unsecured Debt.

Merger, Consolidation or Sale.   We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, provided that:

•       either we will be the continuing entity or the successor entity will be an entity organized and existing under U.S. laws and the successor entity expressly assumes payment of the principal of, premium, if any, and any interest on all of the notes and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;

•       immediately after giving effect to the transaction and treating any indebtedness which becomes our obligation or the obligation of a Subsidiary as a result thereof as having been incurred by us or that Subsidiary at the time of the transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, will have occurred and be continuing; and

•       an officer’s certificate and legal opinion covering these conditions is delivered to the Trustee.

Existence.   Except as described under “—Merger, Consolidation or Sale,” above, we will do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights (by partnership agreement and statute) and franchises. However, we will not be required to preserve any right or franchise if we determine that its loss is not disadvantageous in any material respect to the holders of the notes.

Maintenance of Properties.   We will cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary (as defined below) to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. We will also cause to be made all necessary repairs, renewals, replacements, betterments and improvements on these properties. Our obligations with respect to the maintenance of these properties is subject to our reasonable judgment as to what may be necessary so that the business carried on in connection with these properties may be properly conducted at all times. We and our Subsidiaries will not be prevented from selling or otherwise disposing of any properties for value in the ordinary course of business.

Insurance.   We will, and will cause each of our Subsidiaries to, keep in force insurance policies on all our insurable properties. The insurance policies will be issued by financially sound and reputable companies protecting against loss or damage at least equal to the property’s then full insurable value (subject to reasonable deductibles determined by us).

Payment of Taxes and Other Claims.   We will pay or discharge or cause to be paid or discharged, before the same become delinquent:

•       all taxes, assessments and governmental charges levied or imposed upon us or any Subsidiary or upon our income, profits or property or upon any Subsidiary’s income, profits or property; and

•       all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any Subsidiary;

excluding, however, any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Provision of Financial Information.   Whether or not we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to the extent permitted under the Exchange Act, we will file with the Securities and Exchange Commission the annual reports, quarterly reports and other documents required under Sections 13 or 15(d) (the “Financial Information”) on or prior to the respective dates (the “Required Filing Dates”) by which we would have been required to file those documents if we were subject to Sections 13 or 15(d). We also will in any event within 15 days of each Required Filing Date:

•       transmit copies of the Financial Information by mail to all holders of notes (as their names and addresses appear in the security register) without cost to the holders, and

•       file copies of the Financial Information with the Trustee.

If we are not permitted to file these documents with the Securities and Exchange Commission under the Exchange Act, we will supply copies of the documents to any prospective holder promptly upon written request.

Definitions.   As used in this “Description of Notes” (assuming that no securities issued under prior supplemental indentures remain outstanding), the following defined terms have the meanings indicated:

“Annualized EBITDA” means, for the four consecutive quarters ending on each Reporting Date, the Operating Partnership’s Pro Rata Share of earnings before interest, taxes, depreciation and amortization (“EBITDA”), with other adjustments as are necessary to exclude the effect of all realized or unrealized gains and losses related to hedging obligations, items classified as extraordinary items and impairment charges in accordance with generally accepted accounting principles, adjusted to reflect the assumption that (i) any EBITDA related to any assets acquired or placed in service since the first day of such four-quarter period had been earned, on an annualized basis, from the beginning of such period, and (ii) any assets disposed of during such four-quarter period had been disposed of as of the first day of such period and no EBITDA related to such assets had been earned during such period.

“Annualized Interest Expense” means, for the four consecutive quarters ending on each Reporting Date, the Operating Partnership’s Pro Rata Share of interest expense, with other adjustments as are necessary to exclude the effect of items classified as extraordinary items, in accordance with generally accepted accounting principles, reduced by amortization of debt issuance costs and adjusted to reflect the assumption that (i) any interest expense related to indebtedness incurred since the first day of such four-quarter period is computed as if such indebtedness had been incurred as of the beginning of such period, and (ii) any interest expense related to indebtedness that was repaid or retired since the first day of such four-quarter period is computed as if such indebtedness had been repaid or retired as of the beginning of such period (except that, in making such computation, the amount of interest expense related to indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such indebtedness during such four-quarter period).

“Capitalization Rate” means 7.00%.

“Capitalized Value” means, as of any date, Annualized EBITDA divided by the Capitalization Rate.

“Debt” means the Operating Partnership’s Pro Rata Share of the aggregate principal amount of indebtedness in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, as determined in accordance with generally accepted accounting principles, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Operating Partnership or any Subsidiary directly, or indirectly through unconsolidated joint ventures, as determined in accordance with generally accepted accounting principles, (iii) reimbursement obligations in connection with any letters of credit actually issued and called, (iv) any lease of property by the Operating Partnership or any Subsidiary as lessee which is reflected in the Operating Partnership’s balance sheet as a capitalized lease, in accordance with generally accepted accounting principles; provided, that Debt also includes, to the extent not otherwise included, any obligation by the Operating Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, items of indebtedness of another Person (other than the Operating Partnership or any Subsidiary) described in clauses (i) through (iv) above (or, in the case of any such obligation made jointly with another Person, the Operating Partnership’s or Subsidiary’s allocable portion of such obligation based on its ownership interest in the related real estate assets); and provided, further, that Debt excludes Intercompany Debt.

“Intercompany Debt” means Debt to which the only parties are the Operating Partnership, Simon Property and any of our and Simon Property’s Subsidiaries or affiliates, but only so long as that Debt is held solely by any of the Operating Partnership, Simon Property and any Subsidiary or affiliate and, provided that, in the case of Debt owed by the Operating Partnership to any Subsidiary or affiliate, the Debt is subordinated in right of payment to the holders of the notes.

“Pro Rata Share” means any applicable figure or measure of the Operating Partnership and its Subsidiaries on a consolidated basis, less any portion attributable to minority interests, plus the Operating Partnership’s or its Subsidiaries’ allocable portion of such figure or measure, based on their ownership interest, of unconsolidated joint ventures.

“Reporting Date” means March 31, June 30, September 30 and December 31 of each year.

“Secured Debt” means Debt secured by any mortgage, lien, pledge, encumbrance or security interest of any kind upon any of our property or the property of any Subsidiary.

“Stabilized Asset” means (i) with respect to an acquisition of an asset, such asset becomes stabilized when the Operating Partnership or its Subsidiaries or an unconsolidated joint venture in which the Operating Partnership or any Subsidiary has an interest has owned the asset as of at least six Reporting Dates, and (ii) with respect to a new construction or development asset, such asset becomes stabilized four Reporting Dates after the earlier of (a) six (6) Reporting Dates after substantial completion of construction or development or (b) the first Reporting Date on which the asset is at least 90% leased.

“Subsidiary” means a corporation, partnership, joint venture, limited liability company or other entity, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Operating Partnership or by one or more other Subsidiaries of the Operating Partnership and, for the purposes of this definition, “voting stock” means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Total Assets” means, as of any Reporting Date, the sum of (i) for Stabilized Assets, Capitalized Value; (ii) for all other assets of the Operating Partnership and its Subsidiaries, the Operating Partnership’s Pro Rata Share of undepreciated book value as determined in accordance with generally accepted accounting principles; and (iii) the Operating Partnership’s Pro Rata Share of cash and cash equivalents.

“Unencumbered Annualized EBITDA” means Annualized EBITDA less any portion thereof attributable to assets serving as collateral for Secured Debt.

“Unencumbered Assets” as of any Reporting Date means our Total Assets as of such date multiplied by a fraction, the numerator of which is Unencumbered Annualized EBITDA and the denominator of which is Annualized EBITDA.

“Unsecured Debt” means Debt which is not secured by any mortgage, lien, pledge, encumbrance or security interest of any kind.

Compliance with the covenants described in this offering memorandum and with respect to the notes generally may not be waived by us, or by the Trustee, unless the holders of at least a majority in principal amount of all outstanding notes consent to the waiver.

For the covenants and related definitions that will apply to the notes as long as there are outstanding securities issued under the prior supplemental indentures, see Exhibit A.

Modification of the Indenture

Modifications and amendments of the Indenture may be made only with the consent of the holders of not less than a majority in principal amount of all Outstanding Debt Securities (as defined in the Indenture) affected by the modification or amendment (voting as a single class); provided, however, that no such modification or amendment may, without the consent of the holder of each Debt Security affected thereby:

•       change the stated maturity of the principal of, or premium or Make-Whole Amount, if any, on, or any installment of interest on, any Debt Security;

•       reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of the Debt Security or reduce the amount of principal of an Original Issue Debt Security (as defined in the Indenture) that would be due and payable upon acceleration of maturity or that would be provable in bankruptcy, or adversely affect any right of repayment at the option of the holder of any Debt Securities;

•       change the place of payment, or the coin or currency, for payment of principal or premium, if any, or interest on the Debt Securities;

•       impair the right to institute suit for the enforcement of any payment on or with respect to the notes on or after the stated maturity of any Debt Security;

•       reduce the above-stated percentage in principal amount of Outstanding Debt Securities the consent of whose holders is necessary to modify or amend the Indenture, for any waiver with respect to the Debt Securities, or to waive compliance with specified provisions of the Indenture or specified defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or

•       modify any of the foregoing provisions or any of the provisions relating to the waiver of specified past defaults or specified covenants, except to increase the required percentage to effect the action or to provide that specified other provisions of the Indenture may not be modified or waived without the consent of the holder of each affected Outstanding Debt Security.

The holders of not less than a majority in principal amount of a series of outstanding notes have the right to waive compliance by us with covenants relating to those notes in the Indenture.

Modifications and amendments of the Indenture may be permitted to be made by us and the Trustee without the consent of any holder of Debt Securities for any of the following purposes:

•       to evidence the succession of another person to us as obligor under the Indenture;

•       to add to our covenants for the benefit of the holders of any series of Debt Securities or to surrender any right or power conferred upon us in the Indenture;

•       to add Events of Default for the benefit of the holders of any series of Debt Securities;

•       to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that the action shall not adversely affect the interests of the holders of Debt Securities of any series in any material respect;

•       to change or eliminate any provisions of the Indenture, provided that any change or elimination shall become effective only when the Outstanding Debt Securities are not entitled to the benefit of that provision;

•       to secure the Debt Securities;

•       to establish the form or terms of the Debt Securities of any series;

•       to provide for the acceptance of appointment under the Indenture by a successor Trustee or facilitate the administration of the trust under the Indenture by more than one Trustee;

•       to cure any ambiguity, defect or inconsistency in the Indenture, provided that the action is not inconsistent with the provisions of the Indenture and will not adversely affect the interests of holders of Debt Securities of any series in any material respect; or

•       to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of Debt Securities, provided that the action will not adversely affect the interests of the holders of the Debt Securities of any series in any material respect.

The Indenture provides that in determining whether the holders of the requisite principal amount of a series of outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of those Debt Securities, (1) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof, (2) the principal amount of a note denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for that note, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such note of the amount determined as provided in (1) above) of that note, (3) the principal amount of an Indexed Security that shall be deemed Outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture, and (4) securities owned by the Partnership or any other obligor upon the securities or any affiliate of the Partnership or of such other obligor shall be disregarded.

The Indenture contains provisions of convening meetings of the holders of Debt Securities of a series issuable, in whole or in part, as bearer securities. A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by the Partnership or the holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, then with respect to such action (and only such action) the persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum.

Notwithstanding the foregoing provisions, the Indenture provides that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or the holders of that series and any other series:

•       there will be no minimum quorum requirement for the meeting; and

•       the principal amount of the Outstanding Debt Securities of the series that votes in favor of the request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether the request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

Events of Default, Notice and Waiver

The term “Event of Default,” when used in this prospectus and the Indenture, if there are no securities outstanding under the prior supplemental indentures, means any one of the following events:

(1)         default in the payment of any interest upon the notes when the interest becomes due and payable, and continuance of the default for a period of 30 days;

(2)         default in the payment of the principal of, or premium or Make-Whole Amount, if any, on, any note when it becomes due and payable at its Maturity Date or by declaration of acceleration, notice of redemption or otherwise;

(3)         default in making a required sinking fund payment, if any;

(4)         default in the performance of any of our covenants in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of notes issued under the Indenture) and continuance of the default for a period of 90 days after there has been given, by registered or certified mail, to us by the Trustee, or to us and the Trustee by the holders of at least 25% in principal amount of the notes, a written notice specifying the default and requiring it to be remedied and stating that the notice is a “Notice of Default” under the Indenture;

(5)         a default in the payment of an aggregate principal amount exceeding $50 million of any of our recourse indebtedness (however evidenced) after the expiration of any applicable grace period with respect thereto and the default has resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, but only if that indebtedness is not discharged, or the acceleration rescinded or annulled within a period of 30 days after there has been given, by registered or certified mail, to us by the Trustee, or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding notes, a written notice specifying the default and requiring us to cause the indebtedness to be discharged or cause the acceleration to be rescinded or annulled and stating that the notice is a “Notice of Default” under the Indenture;

(6)         specific events of bankruptcy, insolvency or reorganization affecting us or certain Subsidiaries or any of their respective properties; or

(7)         any other Event of Default provided with respect to a particular series of notes issued under the Indenture.

If an Event of Default under the Indenture with respect to the notes at the time outstanding occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% of the principal amount of the outstanding notes may declare the principal amount and premium or Make-Whole Amount, if any, and accrued interest on all the notes to be due and payable immediately by written notice thereof to us, and to the Trustee if given by the holders; provided, that in the case of an Event of Default described in clause (6) above, acceleration is automatic. However, at any time after a declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of not less than a majority in principal amount of the outstanding notes may, by written notice to us and the Trustee, rescind and annul the declaration and its consequences if:

•       we have deposited with the Trustee all required payments of the principal of, and premium or Make-Whole Amount, if any, and interest on the notes, plus specified fees, expenses, disbursement and advances of the Trustee; and

•       all Events of Default with respect to the notes, other than the non-payment of principal of, or premium or Make-Whole Amount, if any, or interest on the notes which has become due solely by the declaration of acceleration, have been cured or waived as provided in the Indenture.

The holders of not less than a majority in principal amount of the notes of any series may waive any past default with respect to such series and its consequences, except a default:

•       in the payment of the principal of, or premium or Make-Whole Amount, if any, or interest payable on any note of that series; or

•       in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each note of the affected series.

The Trustee will be required to give notice to the holders of the notes within 90 days of the occurrence of a default under the Indenture unless the default has been cured or waived; provided, however, that the Trustee may withhold notice to the holders of the notes of any default, except a default in the payment of the principal of, or premium or Make-Whole Amount, if any, or interest on the notes, if and so long as specified responsible officers of the Trustee determine in good faith that the withholding of the notice is in the interest of the holders.

The Indenture provides that no holder of notes may institute any proceedings, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding notes, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of notes from instituting suit for the payment of the principal of, and premium or Make-Whole Amount, if any, and interest on the notes on the due date thereof.

Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of notes then outstanding under the Indenture, unless the holders have offered to the Trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of notes not joining therein and the Trustee may take any other action it deems proper and not inconsistent with the direction given.

Within 120 days after the close of each fiscal year, we will be required to deliver to the Trustee a certificate, signed by one of several of our specified officers, stating whether or not the officer has knowledge of any default under the Indenture and, if so, specifying each default and the nature and status thereof.

Discharge, Defeasance and Covenant Defeasance

We are permitted under the Indenture to discharge specific obligations to the holders of the notes that have not already been delivered to the Trustee for cancellation by irrevocably depositing with the Trustee, in trust, funds in the currency in which the notes are payable in an amount sufficient to pay the entire indebtedness on the notes in respect of principal, and premium or Make-Whole Amount, if any, and interest to the date of the deposit, if the notes have become due and payable, or to the stated Maturity Date or redemption date, as the case may be.

The Indenture also provides that we may elect either:

•       to defease and be discharged from any and all obligations with respect to the notes other than the obligations to register the transfer or exchange of the notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency in respect of the notes and to hold moneys for payment in trust (“defeasance”); or

•       to be released from our obligations with respect to the notes and any other covenant, and any omission to comply with these obligations shall not constitute an Event of Default with respect to the notes (“covenant defeasance”);

in either case upon the irrevocable deposit by us with the Trustee, in trust, of an amount, in the currency in which the notes are payable at stated maturity, or Government Obligations, or both, applicable to the notes which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of, and premium or Make-Whole Amount, if any, and interest on the notes on the scheduled due dates therefor.

A trust may only be established if, among other things, we have delivered to the Trustee an opinion of counsel, as specified in the Indenture, to the effect that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture.

“Government Obligations” means securities that are:

•       direct obligations of the United States of America for the payment of which its full faith and credit is pledged; or

•       obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America;

which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depositary receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of any Government Obligation held by the custodian for the account of the holder of a depositary receipt, provided that, except as required by law, the custodian is not authorized to make any deduction from the amount payable to the holder of the depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depositary receipt.

If after we have deposited funds or Government Obligations to effect defeasance or covenant defeasance with respect to any series of notes:

•       the holder of a note of such series is entitled to, and does, elect pursuant to the Indenture or the terms of that note to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such note, or

•       a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by that note shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on that note as they become due out of the proceeds yielded by converting the amount so deposited in respect of that note into a currency, currency unit or composite currency in which that note becomes payable as a result of such election or such Conversion Event based on the applicable market exchange rate.

“Conversion Event” means the cessation of use of (a) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (b) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Community or (c) any currency unit (or composite currency) other than the ECU for the purposes for which it was established. All payments of principal of (and premium, if any) and interest on any note that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

If we effect covenant defeasance with respect to any notes and these notes are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (4) under “—Events of Default, Notice and Waiver” with respect to Sections 1006 to 1010, inclusive, of the Indenture, which sections would no longer be applicable to the notes as a result of the covenant defeasance, or described in clause (7) under “—Events of Default, Notice and Waiver” with respect to any other covenant as to which there has been covenant defeasance, the amount in the currency in which the notes are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on the notes at the time of their stated maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from the Default. We would remain liable, however, to make payment of the amounts due at the time of acceleration.

Book Entry; Delivery and Form

The Global Notes.   Each series of notes issued in the exchange offer will initially be represented by a single, permanent global note in definitive, fully registered form (the “Global Notes”). Upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by the Global Note to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC or its nominee is the registered holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the Indenture and under the notes represented thereby. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the procedures provided for under the applicable procedures of DTC.

Payments of the principal of, and interest on, the notes represented by the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of notes represented by a Global Note will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. We also expect that payment by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the name of nominees for such customers. Such payments will be the responsibility of such participants. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Because of time zone differences, the securities account of a Euroclear or Clearstream Banking participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Banking participant during the securities settlement processing day (which must be a business day for Euroclear or Clearstream Banking)

immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream Banking as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream Banking participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Banking cash account only as of the business day for Euroclear or Clearstream Banking following DTC’s settlement date.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account an interest in the Global Notes is credited and only in respect of such series and such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction.

DTC has advised us of the following information regarding DTC. DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities of its participants and facilitates the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

Although DTC, Euroclear and Clearstream Banking have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream Banking, they are under no obligation to perform or to continue to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes.   Global Notes may not be transferred as or exchanged for physical certificates in registered form without coupons (the “Certificated Notes”), except (1) if DTC notifies us that it is unwilling or unable to continue to act as depositary with respect to the Global Notes or ceases to be a clearing agency registered under the Exchange Act and, in either case, we do not appoint a successor depositary registered as a clearing agency under the Exchange Act within 120 days, (2) at any time if we in our sole discretion determine that the Global Notes (in whole but not in part) should be exchanged for Certificated Notes or (3) if the owner of an interest in the Global Notes requests such Certificated Notes, following an Event of Default under the Indenture, in a writing delivered through the depositary to the Trustee.

The information in this section concerning DTC, Euroclear and Clearstream Banking and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Governing Law

The Indenture is governed by, and construed in accordance with, the laws of the State of New York, and once issued the exchange notes will be as well.

FEDERAL INCOME TAX CONSEQUENCES

The following discussion is based on the opinion of Baker & Daniels LLP, our tax counsel, as to the material United States federal income tax consequences expected to result to you if you exchange your unregistered notes for exchange notes in the exchange offer. This discussion is based on:

•       the facts described in the registration statement of which this prospectus is a part;

•       the Internal Revenue Code of 1986, as amended;

•       current, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code;

•       the legislative history of the Internal Revenue Code;

•       current administrative interpretations and practices of the Internal Revenue Service (“IRS”); and

•       court decisions,

all as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS, except with respect to the particular taxpayers who requested and received those rulings. Future legislation, treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. The tax considerations contained in this discussion may be challenged by the IRS, and we have not requested, and do not plan to request, any rulings from the IRS concerning the tax treatment of the exchange of unregistered notes for the exchange notes.

The tax treatment of a holder of notes may vary depending upon such holder’s particular situation. Certain holders (including, but not limited to, certain financial institutions, insurance companies, broker-dealers, persons who mark-to-market the notes, expatriates and persons holding notes as part of a “straddle,” “hedge” or “conversion transaction”) may be subject to special rules not discussed below. This discussion is limited to holders who will hold the notes as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Initial Revenue Code. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

As used herein, the term “U.S. Holder” means a beneficial owner of notes that is for United States federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, (3) an estate whose income is subject to United States federal income tax regardless of its source, or (4) a trust, if both (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts that are beneficial owners of notes and in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be a U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of notes that is not a U.S. Holder.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes but excluding any entity that has elected to be taxed as a corporation) holds a note, the treatment of a partner in the partnership will generally depend on the status of the partner and activities of the partnership. A holder that is a partnership and partners in such partnership should consult their own tax advisors regarding the United States federal income tax consequences of purchasing, owning and disposing of the notes.

Interest

Stated interest on a note will be included in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with the U.S. Holder’s regular method of accounting.

Exchange Offer

The exchange of unregistered notes for exchange notes will be treated as a “non-event” for United States federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the unregistered notes. A U.S. Holder will have the same basis and holding period in the exchange notes that it had in the notes immediately prior to the exchange.

Sale, Retirement or Other Taxable Disposition

In general, a U.S. Holder of a note will recognize gain or loss for United States federal income tax purposes upon the sale, retirement or other taxable disposition of that note in an amount equal to the difference between (1) the amount of cash and the fair market value of property received in exchange therefor (except to the extent attributable to the payment of accrued interest, which generally will be taxable to a holder as ordinary income) and (2) the holder’s adjusted tax basis in that note. A U.S. Holder’s tax basis in a note generally will be equal to the price paid for that note. Net capital gain (i.e. generally, capital gain in excess of capital loss) recognized by a non-corporate U.S. Holder from the sale of a capital asset that has been held for more than 12 months will, for taxable years ending on or before December 31, 2008, be subject to tax at a rate not to exceed 15%, and net capital gain from the sale of an asset held for 12 months or less will be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations.

Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to United States federal income or withholding tax on payments of interest on a note, unless that Non-U.S. Holder is a direct or indirect 10% or greater partner of the Partnership, a controlled foreign corporation related to the Partnership or a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code, provided that such interest is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder. To qualify for the exemption from taxation, the last United States payor (as defined in the Treasury Regulations) (or a non-U.S. payor who is a qualified intermediary or withholding foreign partnership) in the chain of payment prior to payment to a Non-U.S. Holder (the “Withholding Agent”) must have received, before payment, a statement that (1) is signed by the beneficial owner of the note under penalties of perjury, (2) certifies that such owner is not a U.S. Holder, (3) provides the name, taxpayer identifying number and address of the beneficial owner and (4) if the Non-U.S. Holder is not an individual, provides the entity classification of the beneficial owner and the country under the laws of which the beneficial owner was created. The statement may be made on an IRS Form W-8BEN or a substantially similar form. An IRS form W-8BEN is effective for the year of signature plus the following three calendar years; however, the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. Notwithstanding the preceding sentence, an IRS Form W-8BEN with a U.S. taxpayer identification number will generally remain effective until a change in circumstances makes any information on such form inaccurate. If a note is held through a securities clearing organization or certain other financial institutions, the beneficial owner must provide to such organization or institution an IRS Form W-8BEN and the organization or institution must provide a certificate stating that such organization or institution has been provided with a valid IRS Form W-8BEN to the Withholding Agent.

In addition, a Non-U.S. Holder will not be subject to United States federal income or withholding tax on any amount which constitutes gain upon retirement or disposition of a note, provided (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder and (ii) in the case of an individual Non-U.S. Holder, such holder is not present in the United States for 183 days or more in the taxable year. Certain other exceptions may be applicable and a Non-U.S. Holder should consult its tax advisor in this regard.

To the extent that gain or interest income with respect to a note is not exempt from the United States federal income or withholding tax, a Non-U.S. Holder may be able to reduce or eliminate such tax under an applicable income tax treaty.

Except to the extent that an applicable income tax treaty otherwise provides, a Non-U.S. Holder whose gain or interest income with respect to a note is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder will not be subject to the United States federal withholding tax if such holder provides an IRS Form W-8ECI to us. Instead, such holder will generally be subject to tax on such gain and interest income at regular income tax rates in the manner similar to the taxation of U.S. Holders. In addition, a corporate Non-U.S. Holder will be subject to a branch profits tax equal to 30% of its “dividend equivalent amount” generally representing the amount after paying the tax on such gain or interest income discussed in the preceding sentence.

The note will not be includable in the estate of a Non-U.S. Holder unless interest on the note is not exempt from United States federal income or withholding tax under the rules set forth above (other than by reason of an exemption under an applicable tax treaty) or, at the time of such individual’s death, payments in respect of the note would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup Withholding

Backup withholding of United States federal income tax may apply to payments made in respect of a note to registered owners who are not “exempt recipients” and who fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) on an IRS Form W-8BEN, in the case of a Non-U.S. Holder, or an IRS Form W-9, in the case of a U.S. Holder. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for Non-U.S. Holders. As discussed above, a non-U.S. Holder whose gain or interest income with respect to a note is effectively connected with the conduct of a trade or business in the United States by such non-U.S. Holder will generally not be subject to backup withholding if the non-U.S. Holder provides us with an IRS Form W-8ECI.

In addition, upon the sale of a note to (or through) a broker, the broker must withhold the appropriate percentage of the entire purchase price, unless the seller provides, in the required manner, certain identifying information and, in the case of a Non-U.S. Holder, certifies that such seller is a Non-U.S. Holder (and certain other conditions are met). Such a sale may also be reported by the broker to the IRS, unless the seller certifies its Non-U.S. Holder status (and certain conditions are met). Certification of the registered owner’s Non-U.S. Holder status would be made normally on an IRS Form W-8BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s United States federal income tax liability provided the required information is furnished to the IRS.

STATE AND LOCAL TAX CONSIDERATIONS

In addition to the United States federal income tax consequences described in “Federal Income Tax Consequences,” you should consider the state and local income tax consequences of the acquisition, ownership and disposition of the notes. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality. Therefore, you should consult your own tax advisors with respect to the various state and local tax consequences of an investment in the notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale, offer to resell or other transfers of its exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of exchange notes received in exchange for unregistered notes where the unregistered notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests such document in the letter of transmittal for use in connection with any resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of unregistered notes, including any broker-dealers, and specific parties related to such holders, against specific liabilities, including liabilities under the Securities Act.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule of Simon Property Group, L.P. included in our Annual Report on Form 10 K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Ernst & Young LLP has also audited the consolidated financial statements and schedule of Simon Property Group, Inc. incorporated by reference or included in its Annual Report on Form 10 K for the year ended

December 31, 2005, and management’s assessment of the effectiveness of Simon Property Group, Inc.’s internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements and schedules and management’s assessments are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the exchange notes offered in this prospectus and specified legal matters in connection with this offering will be passed upon for us by Baker & Daniels LLP, Indianapolis, Indiana. The description of United States federal income tax consequences under the heading “Federal Income Tax Consequences” is based upon the opinion of Baker & Daniels LLP.

EXHIBIT A

COVENANTS AND OTHER TERMS FROM PRIOR ISSUES

The following covenants, related definitions, provisions for modification and events of default will apply to the notes for so long as any securities issued under the prior supplemental indentures remain outstanding or until the covenants in the prior supplemental indentures have been amended.

Covenants

The Indenture, as supplemented, contains various covenants, including the following:

Limitations on Incurrence of Debt.   We will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if, immediately after giving effect to the incurrence of that Debt and the application of the net proceeds therefrom, the aggregate principal amount of all outstanding Debt is greater than 60% of the sum of:

•       our Adjusted Total Assets as of the end of the most recent fiscal quarter ended prior to the incurrence of the additional Debt; and

•       any increase in Adjusted Total Assets from the end of that quarter, including, without limitation, any pro forma increase from the application of the proceeds of the additional Debt.

In addition, we will not, and will not permit any Subsidiary to, incur any additional Secured Debt if, immediately after giving effect to the incurrence of the additional Secured Debt and the application of the net proceeds therefrom, the aggregate principal amount of all outstanding Secured Debt is greater than 55% of the sum of:

•       our Adjusted Total Assets as of the end of the most recent fiscal quarter ended prior to the incurrence of the additional Secured Debt; and

•       any increase in the Adjusted Total Assets from the end of that quarter, including, without limitation, any pro forma increase from the application of the proceeds of the additional Secured Debt.

In addition to the foregoing limitations on the incurrence of Debt, we will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Annualized EBITDA After Minority Interest to Interest Expense for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred would have been less than 1.75 to 1 on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that:

•       the Debt and any other Debt incurred by us and our Subsidiaries since the first day of the four-quarter period, which was outstanding at the end of that period, had been incurred at the beginning of that period and continued to be outstanding throughout that period, and the application of the proceeds of that Debt, including to refinance other Debt, had occurred at the beginning of that period;

•       the repayment or retirement of any other Debt repaid or retired by us or our Subsidiaries since the first day of the four-quarter period occurred at the beginning of that period, except that, in determining the amount of Debt so repaid or retired, the amount of Debt under any revolving credit facility will be computed based upon the average daily balance of that Debt during that period;

•       any income earned as a result of any assets being placed in service since the end of the four-quarter period had been earned, on an annualized basis, during that period; and

•       in the case of any acquisition or disposition by us or any Subsidiary of any asset or group of assets since the first day of that four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, that the acquisition or disposition and any related repayment of Debt had occurred as of the first day of that period with the appropriate adjustments to revenues, expenses and Debt levels with respect to that increase, decrease or other acquisition or disposition being included in that pro forma calculation.

For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be “incurred” by us or a Subsidiary whenever we or our Subsidiary creates, assumes, guarantees or otherwise becomes liable in respect of that Debt.

Maintenance of Total Unencumbered Assets.   We will at all times maintain Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of all of our outstanding Unsecured Debt.

Merger, Consolidation or Sale.   We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, provided that:

•       either we will be the continuing entity or the successor entity will be an entity organized and existing under U.S. laws and the successor entity expressly assumes payment of the principal of, and premium or Make-Whole Amount, if any, and any interest on all of the notes and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture;

•       immediately after giving effect to the transaction and treating any indebtedness which becomes our obligation or the obligation of a Subsidiary as a result thereof as having been incurred by us or that Subsidiary at the time of the transaction, no Event of Default, and no event which, after notice or the lapse of time, or both, would become an Event of Default, will have occurred and be continuing; and

•       an officer’s certificate and legal opinion covering these conditions is delivered to the Trustee.

Existence.   Except as described under “—Merger, Consolidation or Sale,” above, we will do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights (by partnership agreement and statute) and franchises. However, we will not be required to preserve any right or franchise if we determine that its loss is not disadvantageous in any material respect to the holders of the notes.

Maintenance of Properties.   We will cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. We will also cause to be made all necessary repairs, renewals, replacements, betterments and improvements on these properties. Our obligations with respect to the maintenance of these properties is subject to our reasonable judgment as to what may be necessary so that the business carried on in connection with these properties may be properly conducted at all times. We and our Subsidiaries will not be prevented from selling or otherwise disposing of any properties for value in the ordinary course of business.

Insurance.   We will, and will cause each of our Subsidiaries to, keep in force insurance policies on all our insurable properties. The insurance policies will be issued by financially sound and reputable companies protecting against loss or damage at least equal to the property’s then full insurable value (subject to reasonable deductibles determined by us).

Payment of Taxes and Other Claims.   We will pay or discharge or cause to be paid or discharged, before the same become delinquent:

•       all taxes, assessments and governmental charges levied or imposed upon us or any Subsidiary or upon our income, profits or property or upon any Subsidiary’s income, profits or property; and

•       all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any Subsidiary;

excluding, however, any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Provision of Financial Information.   Whether or not we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and to the extent permitted under the Exchange Act, we will file with the Securities and Exchange Commission the annual reports, quarterly reports and other documents required under Sections 13 or 15(d) (the “Financial Information”) on or prior to the respective dates (the “Required Filing Dates”) by which we would have been required to file those documents if we were subject to Sections 13 or 15(d). We also will in any event within 15 days of each Required Filing Date:

•       transmit copies of the Financial Information by mail to all holders of notes (as their names and addresses appear in the security register) without cost to the holders, and

•       file copies of the Financial Information with the Trustee.

If we are not permitted to file these documents with the Securities and Exchange Commission under the Exchange Act, we will supply copies of the documents to any prospective holder promptly upon written request and payment of the reasonable cost of duplication and delivery.

Definitions.   As used in this “Description of Notes” and in the Indenture:

“Adjusted Total Assets” as of any date means the sum of:

1)              the amount determined by multiplying the sum of the shares of common stock of Old Simon Property issued in the IPO and the units of its operating partnership not held by Old Simon Property outstanding on the date of the IPO, by $22.25 (the “IPO Price”),

2)              the principal amount of the outstanding consolidated debt of Old Simon Property on the date of the IPO, less any portion applicable to minority interests,

3)              the Operating Partnership’s allocable portion, based on its ownership interest, of outstanding indebtedness of unconsolidated joint ventures on the date of the IPO,

4)              the purchase price or cost of any real estate assets acquired (including the value, at the time of such acquisition, of any units of the Operating Partnership or shares of common stock of Simon Property or Old Simon Property issued in connection therewith) or developed after the IPO by the Operating Partnership or any Subsidiary, less any portion attributable to minority interests, plus the Operating Partnership’s allocable portion, based on its ownership interest, of the purchase price or cost of any real estate assets acquired or developed after the IPO by any unconsolidated joint venture,

5)              the value of the DRC Merger computed as the sum of (a) the purchase price including all related closing costs and (b) the value of all outstanding indebtedness assumed in the DRC Merger less any portion attributable to minority interests, including the Operating Partnership’s allocable share, based on its ownership interest, of outstanding indebtedness of unconsolidated joint ventures assumed in the DRC Merger at the DRC Merger date, and

6)              working capital of the Operating Partnership;

subject, however, to reduction by the amount of the proceeds of any real estate assets disposed of after the IPO by the Operating Partnership or any Subsidiary, less any portion applicable to minority interests, and by the Operating Partnership’s allocable portion based on its ownership interest, of the proceeds of any real estate assets disposed of after the IPO by unconsolidated joint ventures.

“Annualized EBITDA” means earnings before interest, taxes, depreciation and amortization for all properties with other adjustments as are necessary to exclude the effect of items classified as extraordinary items in accordance with GAAP, adjusted to reflect the assumption that (1) any income earned as a result of any assets having been placed in service since the end of such period had been earned, on an annualized basis, during such period, and (2) in the case of any acquisition or disposition by the Operating Partnership, any Subsidiary or any unconsolidated joint venture in which the Operating Partnership or any Subsidiary owns an interest, of any assets since the first day of such period, such acquisition or disposition and any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition.

“Annualized EBITDA After Minority Interest” means Annualized EBITDA after distributions to third party joint venture partners.

“Debt” means any indebtedness of us and our Subsidiaries, on a consolidated basis, less any portion attributable to minority interests, plus our allocable portion, based on our ownership interest, of indebtedness of unconsolidated joint ventures, whether or not contingent, in respect of:

•       borrowed money evidenced by bonds, notes, debentures or similar instruments as determined in accordance with GAAP;

•       indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any Subsidiary, directly or indirectly through unconsolidated joint ventures, as determined in accordance with GAAP;

•       reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any balance that constitutes an accrued expense or trade payable; and

•       any lease of property by us, any Subsidiary or any unconsolidated joint venture as lessee which is reflected on our consolidated balance sheet or that joint venture’s balance sheet as a capitalized lease in accordance with GAAP;

and also includes, to the extent not otherwise included, any obligation of us or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise, other than for purposes of collection in the ordinary course of business, indebtedness of another person (other than us or any Subsidiary) described in the clauses above (or in the case of an obligation made jointly with another person our allocable portion based on our ownership interest in the related real estate assets).

“DRC Merger” means the merger of Old Simon Property and DeBartolo Realty Corporation and related transactions consummated on August 9, 1996, pursuant to the Agreement and Plan of Merger between Old Simon Property and DeBartolo Realty Corporation.

“GAAP” means generally accepted accounting principles, as in effect from time to time and as used in the United States applied on a consistent basis.

“Intercompany Debt” means Debt to which the only parties are us, Simon Property and any of our and Simon Property’s Subsidiaries, but only so long as that Debt is held solely by any of us, Simon Property and any Subsidiary and, provided that, in the case of Debt owed by us to any Subsidiary, the Debt is subordinated in right of payment to the holders of the notes.

“Interest Expense” includes our pro rata share of joint venture interest expense and is reduced by amortization of debt issuance costs.

“IPO” means the initial public offering of Old Simon Property.

“Old Simon Property” means SPG Properties, Inc., a Maryland corporation, formerly known as “Simon Property Group, Inc.,” which was merged with and into Simon Property effective July 1, 2001.

“Secured Debt” means Debt secured by any mortgage, lien, pledge, encumbrance or security interest of any kind upon any of our property or the property of any Subsidiary.

“Subsidiary” means a corporation, partnership, joint venture, limited liability company or other entity, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by us or by one or more of our Subsidiaries. For the purposes of this definition, “voting stock” means stock having the voting power for the election of directors, trustees or managers, as the case may be, whether at all times or only so long as no senior class of stock has the voting power by reason of any contingency.

“Unencumbered Annualized EBITDA After Minority Interest” means Annualized EBITDA After Minority Interest less any portion thereof attributable to assets serving as collateral for Secured Debt.

“Unencumbered Assets” as of any date shall be equal to Adjusted Total Assets as of such date multiplied by a fraction, the numerator of which is Unencumbered Annualized EBITDA After Minority Interest and the denominator of which is Annualized EBITDA After Minority Interest.

“Unsecured Debt” means our Debt or Debt of any of our Subsidiaries that is not Secured Debt.

Compliance with the covenants described in this prospectus and with respect to the notes generally may not be waived by us, or by the Trustee unless the holders of at least a majority in principal amount of all outstanding notes consent to the waiver.

Events of Default, Notice and Waiver

The term “Event of Default,” when used in this prospectus and the Indenture, means any one of the following events:

1)              default in the payment of any interest on the notes when the interest becomes due and payable, and continuance of the default for a period of 30 days;

2)              default in the payment of the principal of, or premium or Make-Whole Amount, if any, on, any note when it becomes due and payable at its Maturity Date or by declaration of acceleration, notice of redemption or otherwise;

3)              default in making a required sinking fund payment, if any;

4)              default in the performance or breach of any of our covenants in the Indenture (other than a covenant added to the Indenture solely for the benefit of another series of notes issued under the Indenture) and continuance of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to us by the Trustee, or to us and the Trustee by the holders of at least 25% in principal amount of the notes, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a “Notice of Default” under the Indenture;

5)              a default in the payment of an aggregate principal amount exceeding $30 million of any of our recourse indebtedness (however evidenced) after the expiration of any applicable grace period with respect thereto and the default has resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, but only if that indebtedness is not discharged, or the acceleration rescinded or annulled within a period of 10 days after there has been given, by registered or certified mail, to us by the Trustee, or to us and the Trustee by the holders of at least 10% in principal amount of the outstanding notes, a written notice specifying the default and requiring us to cause the indebtedness to be discharged or cause the acceleration to be rescinded or annulled and stating that the notice is a “Notice of Default” under the Indenture;

6)              specific events of bankruptcy, insolvency or reorganization affecting us or certain Subsidiaries or any of their respective properties; or

7)              any other Event of Default provided with respect to a particular series of notes issued under the Indenture.

If an Event of Default under the Indenture with respect to the outstanding notes at the time occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% of the principal amount of the outstanding notes may declare the principal amount and premium or Make-Whole Amount, if any, and accrued interest on all the notes to be due and payable immediately by written notice thereof to us, and to the Trustee if given by the holders; provided, that in the case of an Event of Default as described in (6) above, acceleration is automatic. However, at any time after a declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of not less than a majority in principal amount of the outstanding notes may, by written notice to us and the Trustee, rescind and annul the declaration and its consequences if:

•       we have deposited with the Trustee all required payments of the principal of, and premium or Make-Whole Amount, if any, and interest on the notes, plus specified fees, expenses, disbursement and advances of the Trustee; and

•       all Events of Default with respect to the notes, other than the non-payment of principal of, or premium or Make-Whole Amount, if any, or interest on the notes which has become due solely by the declaration of acceleration, have been cured or waived as provided in the Indenture.

PART II

Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officers.

The Registrant’s general partner’s officers and directors are indemnified under Delaware law, the Registrant’s Partnership Agreement and the Charter of the general partner against certain liabilities. The Partnership Agreement provides for indemnification of the general partner and its officers and directors to the same extent indemnification is provided to officers and directors of Simon Property Group, Inc. (“Simon Property”) in its Charter, and limits the liability of such general partner and its officers and directors to the Registrant and its partners to the same extent liability of officers and directors of Simon Property to Simon Property and its stockholders is limited under Simon Property’s Charter. In addition, Simon Property’s officers and directors are indemnified under Delaware law and Simon Property’s Charter.

The Delaware General Corporation Law (the “DGCL”) generally permits a corporation to indemnify its directors and officers, among others, against expenses, judgments, fines and amounts paid in settlement actually or reasonably incurred by them in the defense or settlement of third-party actions or action by or in right of a corporation, and for judgments in third party actions, provided there is a determination by directors who were not parties to the action, or if directed by such directors, by independent legal counsel or by majority vote of a quorum of stockholders, that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in, or not opposed to, the interests of the corporation, and in a criminal proceeding, that the person had no reason to believe his or her conduct to be unlawful. Without court approval, however, no indemnification may be made in respect of any action by or in right of the corporation in which such person is adjudged liable. The DGCL states that the indemnification provided by statute shall not be deemed exclusive of any rights under any by-law, agreement, vote of stockholders or interested directors or otherwise. In addition, the liability of officers may not be eliminated or limited under Delaware law.

Simon Property’s Charter contains a provision limiting the liability of directors and officers to Simon Property and its stockholders to the fullest extent permitted under and in accordance with the laws of the State of Delaware. Simon Property’s Charter provides that the directors will not be personally liable to the corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision will not eliminate or limit the liability of a director for (1) any breach of the director’s duty of loyalty to the corporation and its stockholders; (2) acts or omissions not in good faith; (3) any transaction from which the director derived an improper personal benefit; or (4) any matter in respect of which such director would be liable under Section 174 of the DGCL. The personal liability of a director for violation of the federal securities laws is not limited or otherwise affected. In addition, these provisions do not affect the ability of stockholders to obtain injunctive or other equitable relief from the courts with respect to a transaction involving gross negligence on the part of a director. No amendment of Simon Property’s Charter shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment or repeal. Simon Property’s By-Laws contain provisions which implement the indemnification provisions of Simon Property’s Charter.

Simon Property has entered into indemnification agreements with each of Simon Property’s directors and officers. The indemnification agreements require, among other things, that Simon Property indemnify its directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Simon Property also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover each director and officer if Simon Property obtains directors’ and officers’ liability insurance.

In addition, Simon Property has a directors’ and officers’ liability and company reimbursement policy that insures against certain liabilities, including liabilities under the Securities Act, subject to applicable retentions.

Item 21. Exhibits

The list of exhibits is incorporated by reference to the Index to Exhibits on page E-1.

Item 22. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

 (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

 (ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)          The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

(e)           The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on April 6, 2006.

SIMON PROPERTY GROUP, L.P.
By:	SIMON PROPERTY GROUP, INC.,
General Partner
/s/ DAVID SIMON
By:	David Simon,
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this amendment has been signed by the following persons in the capacities indicated and on April 6, 2006.

Signature	Title
/s/ DAVID SIMON	Chief Executive Officer
David Simon	and Director (Principal Executive Officer)
/s/ HERBERT SIMON*	Co-Chairman of the Board of Directors
Herbert Simon
/s/ MELVIN SIMON*	Co-Chairman of the Board of Directors
Melvin Simon
/s/ RICHARD S. SOKOLOV*	President, Chief Operating Officer and Director
Richard S. Sokolov
/s/ BIRCH BAYH*	Director
Birch Bayh
/s/ MELVYN E. BERGSTEIN*	Director
Melvyn E. Bergstein
/s/ LINDA WALKER BYNOE*	Director
Linda Walker Bynoe
/s/ KAREN N. HORN*	Director
Karen N. Horn
/s/ REUBEN S. LEIBOWITZ*	Director
Reuben S. Leibowitz
/s/ FREDRICK W. PETRI*	Director
Fredrick W. Petri

S-1

	Signature	Title
	/s/ J. ALBERT SMITH, JR.*	Director
J. Albert Smith, Jr.
	/s/ PIETER S. VAN DEN BERG*	Director
Pieter S. van den Berg
	/s/ M. DENISE DEBARTOLO YORK*	Director
M. Denise DeBartolo York
	/s/ STEPHEN E. STERRETT	Executive Vice President and Chief Financial
	Stephen E. Sterrett	Officer (Principal Financial Officer)
	/s/ JOHN DAHL	Senior Vice President and Chief Accounting Officer
	John Dahl	(Principal Accounting Officer)
*By:	/s/ DAVID SIMON
David Simon, Attorney-in-fact

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EXHIBIT INDEX

Exhibit Number		Description
4.	1

Indenture, dated as of November 26, 1996, by and among the Registrant and The Chase Manhattan Bank, as trustee, and other persons (incorporated by reference to the form of this document filed as Exhibit 4.1 to the Registration Statement on Form S-3 filed on October 21, 1996 (Reg. No. 333-11491)).

4.	2

Supplemental Indenture, dated as of November 15, 2005, by and between the Registrant and JPMorgan Chase Bank, N.A., as trustee, relating to the 2011 Notes and the 2015 Notes (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed November 15, 2005).

4.	3

Registration Rights Agreement, dated as of November 15, 2005, by and among the Registrant and the Initial Purchasers (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed November 15, 2005).

5.	1*	Opinion of Baker & Daniels LLP regarding validity of the exchange notes.
8.	1*	Opinion of Baker & Daniels LLP regarding tax matters.
12.	1	Statement regarding computation of ratios (incorporated by reference to Exhibit 12 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005).
23.	1*	Consent of Ernst & Young LLP
23.	2*	Consent of Baker & Daniels LLP (contained in their opinions filed as Exhibits 5.1. and 8.1).
24.	1*	Powers of Attorney.
25.	1	Statement of Eligibility of Trustee on Form T-1 (incorporated by reference to Exhibit 25 to the Registration Statement on Form S-3 filed on March 17, 2006 (Reg. Nos. 333-132513 and 333-132513-01)).
99.	1	Form of Letter of Transmittal.
99.	2	Form of Notice of Guaranteed Delivery.
99.	3	Form of Letter to Brokers.
99.	4	Form of Letter to Clients.
99.	5	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*                    Previously filed.

E-1